EXHIBIT 99.01

UNITED STATES

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2007

FDIC Certificate Number - 57763

MOUNTAIN 1st BANK & TRUST COMPANY

(Name of Registrant as specified in its charter)

North Carolina	20-1062814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Jack Street

Hendersonville, North Carolina 28792

(Address of principal executive offices, including Zip Code)

(828) 697-3100

Registrant’s telephone number, including area code

Securities registered under Section 12(b) of the Act:	None
Securities registered under Section 12(g) of the Act:	Common Stock, $5.00 par value per share
(Title of class)

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☒     Non-accelerated filer  ☐    Smaller reporting company  ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☐

The aggregate market value of the registrant’s common stock held by non-affiliates of the registrant as of June 30, 2007 was $79.8 million based on the closing sale price of the registrant’s common stock as reported on the OTC Bulletin Board.

On March 1, 2008, there were 4,997,027 outstanding shares of Registrant’s common stock.

Documents Incorporated by Reference

Portions of Registrant’s definitive Proxy Statement to be filed with the FDIC in connection with its 2008 Annual Meeting are incorporated into Part III of this Report.

MOUNTAIN 1ST BANK & TRUST COMPANY

FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

TABLE OF CONTENTS

PART I

		Page
Item 1.	Description of Business	4-13
Item 1A.	Risk Factors	13-19
Item 1B.	Unresolved Staff Comments	19
Item 2.	Description of Property	20
Item 3.	Legal Proceedings	20
Item 4.	Submission of Matters to a Vote of Security Holders	21

	PART II

Item 5.	Market For Bank’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	21
Item 6.	Selected Financial Information and Other Data	21
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	21-40
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk	41
Item 8.	Financial Statements and Supplementary Data	41-69
Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	70
Item 9A.	Controls and Procedures	70
Item 9B.	Other Information	70

	PART III

Item 10.	Directors and Executive Officers of the Bank	71
Item 11.	Executive Compensation	71
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	72
Item 13.	Certain Relationships and Related Transactions	72
Item 14.	Principal Accountant Fees and Services	72

	PART IV

Item 15.	Exhibits and Financial Statement Schedules	73

Mountain 1st Bank & Trust Company

Selected Financial Information and Other Data

(dollars in thousands, except share, per share and nonfinancial data)

	At Or For The Years Ended December 31,
	2007	2006	$ Change	% Change
Operating Data:
Total interest income	$40,740	$29,288	$11,452	39.10%
Total interest expense	19,675	13,429	6,246	46.51%

Net interest income	21,065	15,859	5,206	32.83%
Provision for loan losses	3,390	2,396	994	41.49%

Net interest income after provision for loan losses	17,675	13,463	4,212	31.29%
Noninterest income	4,294	3,505	789	22.51%
Noninterest expense	16,211	12,679	3,532	27.86%

Income before income taxes	5,758	4,289	1,469	34.25%
Income tax expense	2,218	1,509	709	46.98%

Net income	$3,540	$2,780	$760	27.34%

Per Share Data (1):
Earnings (loss) per share - basic	$0.71	$0.56	$0.15	26.79%
Earnings(loss) per share - diluted	$0.66	$0.51	$0.15	29.41%
Book value	$9.25	$8.63	$0.62	7.18%

Weighted average shares outstanding (1)
Basic	4,988,604	4,977,795
Diluted	5,381,687	5,442,835
Market price (closing)
High	$25.80	$27.74
Low	12.50	20.20
Close (at December 31)	14.00	26.00

Selected Balance Sheet Data:
Total assets	$606,491	$476,414	$130,077	27.30%
Loans, gross (including loans held for sale)	521,943	379,198	142,745	37.64%
Allowance for loan losses	7,571	5,765	1,806	31.33%
Deposits	529,105	424,482	104,623	24.65%
Federal funds purchased and securities sold under agreements to repurchase	9,458	4,131	5,327	128.95%
Borrowings	15,000	—	$15,000	100.00%
Stockholders’ equity	46,212	42,995	$3,217	7.48%

Selected Average Balances:
Total assets	$543,518	$407,402	$136,116	33.41%
Loans, gross (including loans held for sale)	450,200	311,171	139,029	44.68%
Interest-earning assets	525,840	394,217	131,623	33.39%
Deposits	482,158	359,901	122,257	33.97%
Interest-bearing liabilities	440,245	324,153	116,092	35.81%
Stockholders’ equity	45,120	41,655	3,465	8.32%

Selected Performance Ratios:
Return on average assets	0.65%	0.68%
Return on average equity	7.85%	6.67%
Net interest spread	3.28%	3.29%
Net interest margin	4.01%	4.02%
Noninterest income to total revenue (2)	16.93%	18.10%
Noninterest income to average assets	0.79%	0.86%
Noninterest expense to average assets	2.98%	3.11%

Asset Quality Ratios:
Nonperforming loans to period-end loans (3)	0.26%	0.16%
Allowance for loan losses to period-end loans (3)	1.46%	1.54%
Allowance for loan losses to nonperforming loans	564.16%	943.54%
Nonperforming assets to total assets	0.22%	0.13%
Net charge-offs to average loans	0.35%	0.09%

Capital Ratios:
Total risk-based capital	10.44%	12.26%
Tier 1 risk-based capital	9.18%	11.01%
Leverage ratio	7.85%	9.18%
Equity to assets ratio	7.62%	9.02%

Other Data:
Number of banking offices	14	11
Number of full time equivalent employees	148	122

(1)	All per share and share amounts have been restated for stock splits
(2)	Total revenue consists of net interest income and noninterest income
(3)	Period-end loans excludes loans held for sale

PART I

ITEM 1.	Description of Business

General

Mountain 1st Bank & Trust Company (the “Bank”) was incorporated under the laws of the state of North Carolina on April 30, 2004 and opened for business on May 14, 2004 as a North Carolina chartered commercial bank. The Bank is engaged in general commercial banking primarily in nine western North Carolina counties including Buncombe, Cleveland, Haywood, Henderson, McDowell, Polk, Rutherford, Transylvania and Watauga. The Bank operates under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”). The Bank is headquartered at 101 Jack Street, Hendersonville, North Carolina 28792.

As a North Carolina bank, the Bank is subject to examination and regulation by the FDIC and the North Carolina Commissioner of Banks. The Bank is further subject to certain regulations of the Federal Reserve governing reserve requirements to be maintained against deposits and other matters. The business and regulation of the Bank are also subject to legislative changes from time to time. See “SUPERVISION AND REGULATION.”

The Bank’s primary market area is southwestern North Carolina. Its main office and Hendersonville South office are located in Hendersonville, North Carolina. The Bank also has full service branch offices in Arden, Asheville, Boone, Brevard, Columbus, Etowah, Forest City, Fletcher, Marion, Lake Lure, Shelby and Waynesville, North Carolina. The Bank’s loans and deposits are primarily generated from within its local market areas.

During 2007, the Bank continued to experience accelerated growth. At December 31, 2007, the Bank’s assets totaled $606.5 million representing an increase of $130.1 million or 27.3% as compared with year end 2006 assets of $476.4 million. Net income for the year ended December 31, 2007 totaled $3.5 million as compared with $2.8 million for 2006, representing an increase of 27.3%. Diluted earnings per share totaled $0.66 for 2007 compared with $0.51 per diluted share for 2006 for an increase of 29.4%. At December 31, 2007, the Bank’s gross loans totaled $521.9 million as compared with $379.2 million while deposits amounted to $529.1 million as compared with $424.5 million and stockholders’ equity increased to $46.2 million from $43.0 million. These totals represent increases of $142.7 million or 37.6%, $104.6 million or 24.7% and $3.2 million or 7.5%, respectively.

The Bank’s primary source of revenue is interest and fee income from its lending activities. These lending activities consist principally of originating commercial operating and working capital loans, residential mortgage loans, home equity lines of credit, other consumer loans and loans secured by commercial real estate. Current lending strategy targets a loan to asset ratio of 75% to 82%. It is management’s opinion that maintaining a loan to asset ratio in this range maximizes earnings potential while still providing adequate liquidity for the safe and sound operation of the Bank. At December 31, 2007, the Bank’s gross loan to asset ratio was 86.1%, slightly above this target range, principally as a result of the loans currently being warehoused for Live Oak Bank (proposed) as discussed elsewhere herein. These loans are expected to be sold to Live Oak upon its receipt of a banking charter. Excluding these loans, the ratio of loans to assets would have been 80.3%. At December 31, 2007, the largest amount the Bank had outstanding to any one borrower and its affiliates was approximately $7.1 million.

Interest and dividend income from investment activities generally provides the second largest source of income to the Bank after interest on loans. Management has chosen to introduce little credit risk into the Bank’s investment portfolio and as such it is comprised of debt and mortgage backed securities issued by agencies of the United States and Government Sponsored Enterprises. As a result of this strategy, the Bank has been able to avoid deteriorating credit issues and associated losses sustained recently by many institutions that invested in non-government guaranteed securities. Management expects to continue this practice for the foreseeable future. Furthermore, management has chosen to maintain a relatively short duration with respect to the investment portfolio as a whole. While this strategy has resulted in a slight reduction in portfolio yield, it has reduced the market price volatility and consequently, mark to market charges against the Bank’s capital.

Deposits are the primary source of the Bank’s funds for lending and other investment purposes. The Bank attracts both short and long-term deposits from the general public by offering a variety of accounts and rates. In addition to noninterest bearing checking accounts, the Bank offers statement savings accounts, negotiable order of withdrawal accounts, money market demand accounts, fixed interest rate certificates with varying maturities and IRA deposit accounts. During the fourth quarter of 2007 a significant change occurred within the financial markets as a result of the sub-prime mortgage crisis with its ensuing adverse effect on liquidity within the market as a whole. The changes experienced within the financial markets with respect to liquidity created a critical funding challenge especially for larger banks. As a result, many of these larger institutions reverted to local and regionalized CD markets to fill their liquidity shortfalls. As a result, during late 2007 and early 2008, these banks dramatically changed the pricing dynamics of many of the markets in which the Bank operates. Management has made a strategic decision to apply a disciplined pricing philosophy with respect to both loan and deposit pricing. Particularly relating to CD pricing during this period of market disruption, management has opted to begin to utilize lower cost wholesale sources of funds rather than pay the higher premiums on CDs which have been manifested as a result of actions taken by larger bank competitors. Management believes that CD pricing will revert to a more normalized level as liquidity returns to fixed income markets during 2008. Accordingly, during the fourth quarter of 2007, the Bank initiated its first use of wholesale funding. At December 31, 2007, a single advance had been made with the Federal Home Loan Bank of Atlanta in the amount of $15 million. Management expects to continue to utilize this and other wholesale sources as long as the liquidity and pricing disruption in the Bank’s core CD markets persists, and may selectively use brokered deposits and internet deposits.

Throughout most of its history, the Bank has operated in an environment of rising interest rates. However, during the last quarter of 2007, the Federal Reserve’s Federal Open Market Committee (FOMC) began to reduce short term interest rates in response to a weakening economy. Heretofore, management had structured the Bank’s balance sheet with a relatively short duration. Interest rate risk, while relatively neutral, has been maintained with a slightly asset sensitive bias since the Bank’s inception. Management considers this configuration to be favorable in most interest rate environments. The primary exception to this approach is a scenario in which short term interest rates are driven down dramatically and rapidly. Beginning in the fourth quarter of 2007 and continuing into early 2008, the FOMC began the most dramatic reduction in short term interest rates experienced in the U.S. in decades. In four months beginning with the fourth quarter of 2007, short term interest rates were reduced by 225 basis points with another 50 basis point reduction expected by the markets before the end of the first quarter of 2008. As a result of this unprecedented drop in short term interest rates and the asset sensitive structure of the Bank’s balance sheet, management expects the Bank’s earnings to be adversely impacted for at least the first half of 2008 until sufficient maturities occur in the Bank’s CD portfolio to allow for repricing at lower market rates.

Competition and Market Area

Commercial banking in North Carolina is highly competitive, due in large part to our state’s early adoption of statewide branching. Over the years, federal and state legislation (including the elimination of restrictions on interstate banking) has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

Banking also is highly competitive in our market. North Carolina is home to several of the largest commercial banks in the United States all of which have branches located in our nine county banking market. We compete with numerous national, regional and community commercial banks in our markets as well as several savings institutions.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, quality of customer service, community reputation, continuity of personnel and services, and in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of our competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits than we do. They also may offer a broader menu of products and services and can better afford and make more effective use of media advertising, support services, and electronic technology than we can. In terms of assets, we are one of the smaller commercial banks in North Carolina, and we cannot assure you that we will be or continue to be an effective competitor in our banking market. However, we believe that community banks can compete successfully by providing personalized service and making timely, local decisions, and that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from customers who become dissatisfied as their financial institutions grow larger. We also believe that the continued growth of our banking market affords an opportunity to capture new deposits.

Substantially all of our customers are individuals and small and medium-sized businesses. We differentiate ourselves from our larger competitors with our focus on relationship banking, personalized service, direct customer contact, and our ability to make credit and other business decisions locally. We also depend on our reputation as a community bank in our banking market, our involvement in the communities we serve, the experience of our senior management team, and the quality of the members of our teams charged with the day to day operation of the Bank. We believe our focus allows us to be more responsive to our customers’ needs and more flexible in approving loans and customizing deposit products based on our personal knowledge of our customers.

The Bank’s primary market area is the southwestern mountain region of North Carolina. The economy of the area is generally considered stable and growing. The primary economic drivers of the area are tourism and a burgeoning retirement industry which has provided a significant stimulus to residential and resort development. Although this area has relatively few large manufacturing facilities, it has numerous small to mid-sized businesses, which are our primary business customers. These businesses include agricultural producers, artisans and specialty craft manufacturers, small industrial manufacturers, and a variety of service oriented industries. Although there are numerous financial institutions that have operations in our area, only four other community commercial banks are headquartered in any of these counties.

Services

Our banking operations are primarily retail oriented and directed toward small to medium-sized businesses and individuals located in our banking markets. We derive the majority of our deposits and loans from customers in our banking markets, but we also make loans and have deposit relationships with commercial and consumer customers in areas surrounding our immediate banking markets. We provide most traditional commercial and consumer banking services, but our principal activities are taking demand and time deposits and making commercial and consumer loans. Our primary source of revenue is the interest income we derive from our lending activities.

Lending Activities

General. We provide a variety of commercial and consumer lending products to small to medium-sized businesses and individuals for various business and personal purposes, including term and installment loans, business and personal lines of credit, equity lines of credit and overdraft checking credit. For financial reporting purposes, our loan portfolio generally is divided into real estate loans, consumer installment loans, commercial and industrial loans (including agricultural production loans if any), and revolving consumer related plans. We currently make credit card services available to our customers through a correspondent relationship. Statistical information about our loan portfolio is contained in Item 7 of this report under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Real Estate Loans. Our real estate loan classification includes all loans secured by real estate. Real estate loans include loans made to purchase, refinance, construct or improve residential or commercial real estate, for real estate development purposes, and for various other commercial, agricultural and consumer purposes (which may or may not be related to our real estate collateral). On December 31, 2007, loans amounting to approximately 83.1% of our loan portfolio, excluding loans held for sale, were classified as real estate loans. This compares with 80.8% at December 31, 2006 and 84.3% at December 31, 2005. While we do originate long term fixed rate residential mortgages, we generally do not retain these loans in the Bank’s loan portfolio. Rather, these are sold on a flow basis to other lenders after closing and are reflected in the accompanying financial statements as “Loans held for sale”. This arrangement permits us to make long-term residential loans available to our customers and to generate fee income while avoiding credit and interest rate risks associated with such loans in our loan portfolio. At December 31, 2007, the Bank had a total of $72.4 million in residential first mortgages in the loan portfolio amounting to approximately 14.0% of the total portfolio which compares with $49.8 million or 13.3% or the portfolio at December 31, 2006. These loans are predominantly variable rate or short maturity mortgages.

Commercial real estate and construction loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Repayment of commercial real estate loans may depend on the successful operation of income producing properties, a business, or a real estate project and therefore may, to a greater extent than in the case of other loans, be subject to the risk of adverse conditions in the economy generally or in the real estate market in particular.

Construction loans involve special risks because loan funds are advanced on the security of houses or other improvements that are under construction and are of uncertain value before construction is complete. For that reason, it is more difficult to evaluate accurately the total loan funds required to complete a project and the related loan-to-value ratios. To reduce these risks, we generally limit construction loan amounts to 85% of the cost of the projected “as built” appraised value of our collateral upon completion of construction. For larger projects, we include amounts for contingencies in our construction cost estimates. We also generally require a qualified permanent financing commitment from an outside lender unless we have agreed to convert the construction loan to permanent financing ourselves.

On December 31, 2007, our construction and acquisition and development loans (consumer and commercial) amounted to $159.1 million or approximately 30.8% of our loan portfolio, excluding loans held for sale. This compares with approximately 35.2% of the portfolio at December 31, 2006. Other commercial real estate loans totaled $164.9 million or approximately 31.9% of our loan portfolio at the end of 2007. This compares with 26.2% of the loan portfolio at December 31, 2006.

Real estate loans also include home equity lines of credit that generally are used for consumer purposes and usually are secured by junior liens on residential real property. Our commitment on each line is for a term of 15 years. During the terms of the lines of credit, borrowers may either pay accrued interest only (calculated at variable interest rates), with their outstanding principal balances becoming due in full at the maturity of the lines, or they may make monthly payments of principal and interest equal to 1.5% of their outstanding balances. On December 31, 2007, our home equity lines of credit accounted for approximately $24.4 million or 4.7% of our loan portfolio as compared with $17.8 million or 4.7% at December 31, 2006.

Many of our real estate loans, while secured by real estate, were made for purposes unrelated to the real estate collateral. This generally reflects our efforts to reduce credit risk by taking real estate as additional collateral, whenever possible, without regard to loan purpose. Substantially all of our real estate loans are secured by real property located in or near our banking markets. Our real estate loans may be made at fixed or variable interest rates, and they generally have maturities that do not exceed five years (with the exception of home equity lines of credit as discussed above) and provide for payments based on typical amortization schedules of 25 years or less. A real estate loan with a maturity of more than five years or that is based on an amortization schedule of more than five years generally will include contractual provisions that allow us to call the loan in full, or provide for a “balloon” payment in full, at the end of a period generally not exceeding five years.

Consumer Installment Loans. Our consumer installment loans consist primarily of loans for various consumer purposes, as well as the outstanding balances of non-real estate secured consumer revolving credit accounts. A majority of these loans are secured by liens on various personal assets of the borrowers, but they also may be made on an unsecured basis. On December 31, 2007, our consumer installment loans totaled $6.5 million or 1.3% of the loan portfolio as compared with $7.2 million or approximately 1.9% of our loan portfolio at the end of 2006. In addition to loans classified on our books as consumer installment loans, many of our loans included in the real estate loan classification are made for consumer purposes but are classified as real estate loans on our books because they are secured by first or junior liens on real estate. Consumer loans generally are made at fixed interest rates and with maturities or amortization schedules that generally do not exceed five years. However, consumer-purpose loans secured by real estate (and, thus, classified as real estate loans as described above) may be made for terms of up to 20 years but under terms that allow us to call the loan in full, or provide for a “balloon” payment, at the end of a period of generally no more than five years.

Consumer installment loans are considered to involve greater risks than other loans, particularly in the case of loans that are unsecured or secured by depreciating assets. When damage or depreciation reduces the value of our collateral below the unpaid balance of a defaulted loan, repossession may not result in repayment of the entire outstanding loan balance. The resulting deficiency may not warrant further substantial collection efforts against the borrower. In connection with consumer lending in general, the success of our loan collection efforts is highly dependent on the continuing financial stability of our borrowers, and our collection of consumer installment loans may be more likely to be adversely affected by a borrower’s job loss, illness, personal bankruptcy or other change in personal circumstances than is the case with other types of loans.

Commercial and Industrial Loans. Our commercial and industrial loan classification includes loans to small to medium-sized businesses and individuals for working capital, equipment purchases and various other business and agricultural purposes. This classification excludes loans secured by real estate. These loans generally are secured by business assets, such as inventory, accounts receivable, equipment or similar assets, but they also may be made on an unsecured basis. On December 31, 2007, our commercial and industrial loans totaled $80.9 million and accounted for approximately 15.6% of the Bank’s loan portfolio. This compares with $64.9 million or approximately 17.3% of our loan portfolio at December 31, 2006. In addition to loans classified on our books as commercial and industrial loans, many of our loans included in the real estate loan classification are made for commercial or agricultural purposes but are classified as real estate loans on our books because they are secured by first or junior liens on real estate. Commercial and industrial loans may be made at variable or fixed rates of interest. However, any loan that has a maturity or amortization schedule of longer than five years normally will be made at an interest rate that varies with our prime lending rate and will include contractual provisions that allow us to call the loan in full, or provide for a “balloon” payment in full, at the end of a period generally not exceeding five years. Commercial and industrial loans typically are made on the basis of the borrower’s ability to make repayment from business cash flow. As a result, the ability of borrowers to repay commercial loans may be substantially dependent on the success of their businesses, and the collateral for commercial loans may depreciate over time and cannot be appraised with as much precision as real estate.

Loan Pricing. Generally, we price our loans based on the level of risk identified in a particular loan transaction within market constraints and conditions and in conjunction with objectives established as a part of our asset/liability management function and annual budgeting process. On December 31, 2007, approximately 64.5% of the total dollar amount of our loans accrued interest at variable rates. This is slightly more than the total of approximately 62.7% at December 31, 2006. Management believes that maintenance of the portfolio at this or higher levels of floating rate loans provides for the best earnings performance under most economic environments.

Loan Administration and Underwriting. We make loans based, to a great extent, on our assessment of borrowers’ income, cash flow, net worth, sources of repayment and character. The principal risk associated with each of the categories of our loans is the creditworthiness of our borrowers, and our loans may be viewed as involving a higher degree of credit risk than is the case with some other types of loans, such as long-term residential mortgage loans, in which greater emphasis is placed on collateral values. To manage this risk, we have adopted written loan policies and procedures, and our loan portfolio is administered under a defined process. That process includes guidelines and standards for loan underwriting and risk assessment, and procedures for loan approvals, loan grading, ongoing identification and management of credit deterioration, and portfolio reviews to assess loss exposure and to test our compliance with our credit policies and procedures.

The loan underwriting standards we use include an evaluation of various factors, including a loan applicant’s income, cash flow, payment history on other debts, and ability to meet existing obligations and payments on the proposed loan. Although an applicant’s creditworthiness is a primary consideration in the loan approval process, our underwriting process for secured loans also includes an analysis of the value of the proposed collateral in relation to the proposed loan amount. We consider the value of collateral, the degree of certainty of that value, the marketability of the collateral in the event of foreclosure or repossession, and the likelihood of depreciation in the collateral value.

Our Board of Directors has approved levels of lending authority for lending and credit personnel based on our aggregate credit exposure to a borrower. A loan that satisfies the Bank’s loan policies and is within a lending officer’s assigned authority may be approved by that officer alone. Loans involving an aggregate exposure to a single relationship in excess of a lending officer’s authority must be approved by two of three members of the “Officer’s Credit Committee,” consisting of our Chief Executive Officer, our President and our Chief Credit Officer. This committee has authority up to a total credit exposure amount of $4.0 million. A loan involving an aggregate exposure to a single relationship over that threshold must be approved by the Loan Committee of our Board of Directors.

When a loan is made, our lending officer handling that loan assigns it a grade based on various underwriting and other criteria under our risk grading procedures. Generally, any proposed loan that grades below a threshold set by our Board of Directors must be reviewed by a Credit Administration Officer before it can be made, even if the loan amount is within the loan officer’s approval authority. The grades assigned to loans we make indicate the level of ongoing review and attention we will give to those loans to protect our position and reduce loss exposure.

After loans are made, they are reviewed by our Credit and Loan Administration personnel for adequacy of contract documentation, compliance with regulatory requirements, and documentation of compliance with our loan underwriting criteria. Also, we engage a third party consultant to perform detailed reviews of selected loans based on various criteria, including loan type, amount, collateral, and borrower identity, and the particular lending officer’s or branch’s lending history. These reviews typically include at least 10% of the loans made by each lending officer annually. The Bank’s policy requires that each loan relationship involving an aggregate exposure of more than $1.5 million be reviewed at least annually by a third party credit reviewer. Loan Administration personnel also periodically review various loans based on various criteria, and we retain the services of at least one third party credit risk consultant to annually review our problem loans, a random sampling of performing loans related to our larger aggregate credit exposures, and selected other loans.

During the life of each loan, its grade is reviewed and validated or modified to reflect changes in circumstances and risk. We generally place a loan on non-accruing status when it becomes 90 days past due or whenever we believe collection of interest and/or principal on that loan has become doubtful. We charge off loans when their collection has become doubtful and the loans no longer can be considered sound collectible assets (or, in the case of unsecured loans, when they become 90 days past due).

Our Chief Credit Officer is charged with monitoring the overall performance of our loan portfolio and the collection activities of our lending officers, and directly supervises collection actions that involve legal action or bankruptcies.

Allowance for Loan Losses. Our Board of Directors reviews all impaired loans at least quarterly, and our management reviews asset quality trends at least monthly. Based on these reviews and our current judgments about the credit quality of our loan portfolio and other relevant internal and external factors, we have established an allowance for loan losses. The adequacy of the allowance is assessed by our management and reviewed by our Board of Directors at least quarterly. On December 31, 2007, our allowance was $7.6 million and amounted to 1.46% of our total loans excluding loans held for sale. This compares with 1.54% at year end 2006. At December 31, 2007, the Bank had a total of $1.3 million of nonaccruing loans, $984 thousand of which was represented by a single credit secured by a first lien on commercial property with an appraised value of over $3 million. At that date, the Bank had no foreclosed or repossessed property or any loans past due 90 days or more. At December 31, 2006, the Bank had no non-accruing loans and no foreclosed or repossessed property.

Deposit Activities

Our deposit services include business and individual checking accounts, NOW accounts, money market checking accounts, savings accounts and certificates of deposit. We monitor our competition in order to keep the rates paid on our deposits at a competitive level. On December 31, 2007, our time deposits of $100,000 or more amounted to approximately $168.9 million or approximately 31.9% of our total deposits. To date, we have derived substantially all of our deposits from within our banking market.

Statistical information about our deposit accounts is contained in Item 7 of this report under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Investment Portfolio

On December 31, 2007, our investment portfolio totaled approximately $61.1 million and included mortgage-backed securities guaranteed by the Government National Mortgage Association (“GNMA”) or issued by the Federal National Mortgage Corporation (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) including collateralized mortgage obligations. Also included in the Bank’s investment portfolio are debt instruments issued by Government Sponsored Enterprises including FNMA, FHLMC and FHLB. We have classified all of our securities as “available for sale,” and we analyze their performance at least quarterly. Our securities have various interest rate features, maturity dates and call options.

Statistical information about our investment portfolio is contained in Item 7 of this report under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Employees

At December 31, 2007, the Bank had 148 full-time equivalent employees, including 139 full-time employees (including our executive officers) and 17 part-time employees. We are not a party to any collective bargaining agreement with our employees, and we consider our relations with our employees to be good.

Supervision and Regulation

Our business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and rules and regulations that affect or will affect the Bank. This summary is qualified in its entirety by reference to the particular statute and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Bank. Supervision, regulation and examination of the Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Bank.

General. We are an insured, North Carolina chartered bank. Our deposits are insured under the FDIC’s Deposit Insurance Fund (“DIF”), and we are subject to supervision and examination by, and the regulations and reporting requirements of the FDIC and the North Carolina Commissioner of Banks (the “Commissioner”). The FDIC and the Commissioner are our primary federal and state banking regulators. We are not a member bank of the Federal Reserve System.

As an insured bank, we are prohibited from engaging as principal in any activity that is not permitted for national banks unless (1) the FDIC determines that the activity or investment would not pose a significant risk to the DIF, and (2) we are, and we continue to be, in compliance with the capital standards that apply to us. We also are prohibited from directly acquiring or retaining any equity investment of a type or in an amount that is not permitted for national banks.

The FDIC and the Commissioner regulate all areas of our business, including our payment of dividends and other aspects of our operations. They examine us regularly, and we must furnish them with periodic reports containing detailed financial and other information about our affairs. The FDIC and the Commissioner have broad powers to enforce laws and regulations that apply to us and to require us to correct conditions that affect our safety and soundness. These powers include issuing cease and desist orders, imposing civil penalties, removing officers and directors, and otherwise intervening in our operation if they believe their examinations of us, or the reports we file, indicate a need for them to exercise these powers.

Our business also is influenced by prevailing economic conditions and governmental policies, both foreign and domestic, and by the monetary and fiscal policies of the Federal Reserve Board. Although we are not a member bank of the Federal Reserve System, the Federal Reserve Board’s actions and policy directives determine to a significant degree the cost and availability of funds we obtain from money market sources for lending and investing. These actions and policy directives also influence, directly and indirectly, the rates of interest we pay on our time and savings deposits and the rates we charge on loans.

Capital Requirements for the Bank. The Bank, as a North Carolina commercial bank, is required to maintain a surplus account equal to 50% or more of its paid-in capital stock. As a North Carolina chartered, FDIC-insured commercial bank that is not a member of the Federal Reserve, the Bank is also required to comply with the capital adequacy standards established by the FDIC. The FDIC has issued risk-based capital and leverage capital guidelines for measuring the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for us to be considered in compliance with the FDIC’s requirements.

Under the FDIC’s risk-based capital measure, the minimum ratio of a bank’s total capital (“Total Capital”) to its risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit) (“Total Capital Ratio”) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and various other intangible assets (“Tier 1 Capital”). The remainder (“Tier 2 Capital”) may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves.

Under the FDIC’s leverage capital measure, the minimum ratio of Tier 1 Capital to average assets (“Leverage Capital Ratio”), less goodwill and various other intangible assets, generally is 3.0% for banks that meet specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. However, during their first three years of operations, newly organized banks are expected to maintain Leverage Capital Ratios of at least 8.0%. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and a bank’s “Tangible Leverage Ratio” (deducting all intangible assets) and other indicators of a bank’s capital strength also will be taken into consideration by banking regulators in evaluating proposals for expansion or new activities.

The FDIC also considers a bank’s interest rate risk (arising when the interest rate sensitivity of a bank’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of its capital adequacy. The FDIC’s methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against their exposure to losses resulting from that risk. The regulators also require banks to incorporate market risk components into their risk-based capital. Under these market risk requirements, capital is allocated to support the amount of market risk related to a bank’s trading activities.

The Bank’s capital category is determined solely for the purpose of applying the FDIC’s “prompt corrective action” rules described below, and it is not necessarily an accurate representation of our overall financial condition or prospects for other purposes. A failure to meet the FDIC’s capital guidelines could subject us to a variety of enforcement remedies, including the FDIC’s issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and other restrictions on our business. As described below, the FDIC also can impose other substantial restrictions on banks that fail to meet applicable capital requirements. The Bank exceeded all applicable capital requirements to meet the regulatory classification of “well capitalized” as of December 31, 2007.

Prompt Corrective Action. The FDIC has broad powers to take corrective action to resolve the problems of insured depository institutions. The extent of these powers will depend upon whether the institution in question is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The FDIC is required to take various mandatory supervisory actions, and is authorized to take other discretionary actions, with respect to banks in the three undercapitalized categories. The severity of supervisory action will depend upon the capital category in which a bank is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for a bank that is critically undercapitalized.

Under the FDIC’s prompt corrective action rules, an institution is considered “well capitalized” if it has (i) a total risk-based capital ratio of 10.0% or greater, (ii) a Tier I risk-based capital ratio of 6.0% or greater, (iii) a leverage ratio of 5.0% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An “adequately capitalized” institution is defined as one that has (i) a total risk-based capital ratio of 8.0% or greater, (ii) a Tier I risk-based capital ratio of 4.0% or greater and (iii) a leverage ratio of 4.0% or greater (or 3% or greater in the case of an institution with the highest examination rating). An institution is considered (A) “undercapitalized” if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% in the case of an institution with the highest examination rating); (B) “significantly undercapitalized” if the institution has (i) a total risk-based capital ratio of less than 6%, or (ii) a Tier I risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3% and (C) “critically undercapitalized” if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

A bank that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC is given authority with respect to any “undercapitalized” bank to take any of the actions it is required to or may take with respect to a “significantly undercapitalized” bank if it determines that those actions are necessary to carry out the purpose of the law.

Limitations on Payment of Cash Dividends. Under North Carolina law, commercial banks, such as the Bank, may pay dividends only from undivided profits. However, if our surplus is less than 50% of our paid-in capital stock, our directors may not declare any cash dividend until we have transferred from undivided profits to surplus 25% of our undivided profits or any lesser percentage necessary to raise our surplus to an amount equal to 50% of our paid-in capital. In our case, the Commissioner’s approval of our organization during 2004 was conditioned on the requirement that, for a period of three years following the time we began banking operations, we not pay any cash dividend without the Commissioner’s prior approval. This prohibition expired on April 30, 2007 and the Board of Directors announced the Bank’s first cash dividend in the fourth quarter of 2007. While a cash dividend has been paid, management expects the Bank to maintain an above average growth rate for the foreseeable future. Therefore, management anticipates that any further cash dividends paid for the foreseeable future will be nominal and that the majority of the Bank’s earnings will be retained to support expected growth.

In addition to these restrictions, other state and federal statutory and regulatory restrictions apply to our payment of cash dividends on our common stock. As an insured depository institution, federal law prohibits us from making any capital distributions, including payment of a cash dividend, if we are “undercapitalized” (as that term is defined in the Federal Deposit Insurance Act), or would become undercapitalized after making the distribution. Also, the FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. The FDIC has issued policy statements that provide that insured banks generally should pay dividends only from their current operating earnings, and, under the Federal Deposit Insurance Act, no dividend may be paid by an insured bank while it is in default on any assessment due the FDIC. If the FDIC believes that we are engaged in, or are about to engage in, an unsafe or unsound practice, the FDIC may require, after notice and hearing, that we cease and desist from that practice. Our payment of dividends also could be affected or limited by other factors, such as events or circumstances which lead the FDIC to require (as further described below) that we maintain capital in excess of regulatory guidelines. In the future, our ability to declare and pay cash dividends will be subject to our Board of Directors’ evaluation of our operating results, capital levels, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. We cannot assure you that, in the future, we will have funds available to pay cash dividends or that, even if funds are available, we will pay dividends in any particular amounts or at any particular times, or that we will pay dividends at all.

FDIC Insurance Assessments. Under the Federal Deposit Insurance Reform Act of 2005 (“FDIRA”), the FDIC uses a revised risk-based assessment system to determine the amount of our deposit insurance assessment based on the evaluation of the probability that the DIF will incur a loss with respect to the Bank. That evaluation takes into consideration risks attributable to different categories and concentrations of our assets and liabilities and any other factors the FDIC considers to be relevant, including information obtained from the Commissioner. A higher assessment rate results in an increase in the assessments we pay the FDIC for deposit insurance.

Under the Federal Deposit Insurance Act, the FDIC may terminate our deposit insurance if it finds that we have engaged in unsafe and unsound practices, are in an unsafe or unsound condition to continue operation, or have violated applicable laws, regulations, rules, or orders.

The FDIC is responsible for maintaining the adequacy of the DIF, and the amount we pay for deposit insurance is influenced not only by the assessment of the risk it poses to the DIF, but also by the adequacy of the insurance fund at any time to cover the risk posed by all insured institutions. FDIC insurance assessments could be increased substantially in the future if the FDIC finds such an increase to be necessary in order to adequately maintain the DIF.

Community Reinvestment. Under the Community Reinvestment Act (“CRA”), as implemented by regulations of the FDIC, an insured institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop, consistent with the CRA, the types of products and services that it believes are best suited to its particular community. The CRA requires the federal banking regulators, in connection with their examinations of insured institutions, to assess the institutions’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take those records into account in its evaluation of certain applications by those institutions. All institutions are required to make public disclosure of their CRA performance ratings. In its most recent CRA examination, Mountain 1st was rated as satisfactory.

Federal Securities Law. The Bank’s common stock is registered under Section 12(g) of the Securities and Exchange Act, and the Bank files periodic reports under the Exchange Act with the Federal Deposit Insurance Corporation. As a result of such registration, the proxy and tender offer rules, insider trading reporting requirements, annual and periodic reporting and other requirements of the Exchange Act are applicable to the Bank.

Transactions with Affiliates. Although we are not a member of the Federal Reserve System, we are subject to the provisions of Sections 23A and 23B of the Federal Reserve Act. Section 23A places limits on the amount of:

•	A bank’s loans or extensions of credit to, or investment in its affiliates;

•	Assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve Board;

•	The amount of loans or extensions of credit by a bank to third parties which are collateralized by the securities or obligations of the bank’s affiliates; and

•	A bank’s guarantee, acceptance, or letter of credit issued on behalf of one of its affiliates.

Transactions of the type described above are limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of these transactions also must meet specified collateral requirements. We must also comply with other provisions designed to avoid purchasing low quality assets from an affiliate.

Section 23B of the Federal Reserve Act, among other things, prohibits a bank from engaging in these affiliate transactions unless the transactions are on terms substantially the same, or at least as favorable to the bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Federal law also places restrictions on our ability to extend credit to our executive officers, directors, principal shareholders, and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Loans to One Borrower. The Bank is subject to the Commissioner’s loans to one borrower limits, which are substantially the same as those applicable to national banks. Under these limits, no loans or extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the unimpaired capital and unimpaired surplus of the bank. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and unimpaired surplus.

Reserve Requirements. Under Federal Reserve Board regulations, we must maintain average daily reserves against our transaction accounts. We are not required to maintain reserves on the first $9.3 million of transaction accounts, but must maintain reserves equal to 3.0% on the aggregate balances of those accounts between $9.3 million and $43.9 million, and reserves equal to 10.0% on aggregate balances in excess of $43.9 million. The Federal Reserve Board may adjust these percentages. Because our reserves are required to be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank or a correspondent bank, one effect of the reserve requirement is to reduce the amount of our interest-earning assets. At December 31, 2006, the Bank’s reserve requirements exceeded cash maintained in the Bank’s vault by a total of $1.5 million. This additional reserve requirement was maintained in a segregated account with a correspondent bank on behalf of the Federal Reserve Bank. During 2007, the Bank adopted an internal deposit reclassification system (approved by the Federal Reserve Board of Governors under Regulation D) whereby significant portions of interest bearing and noninterest bearing transaction accounts are transferred to a non-reservable savings account status. As a result, all required reserves at December 31, 2007 were met by the Bank’s vault cash.

Interstate Banking and Branching. The Bank Holding company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Law”), generally permits adequately capitalized and managed bank holding companies to acquire control of the assets of other banks, including branches, in any state. Acquisitions are subject to antitrust provisions that cap at 10.0% the portion of the total deposits of insured depository institutions in the United States that a single bank holding company may control, and generally cap at 30.0% the portion of the total deposits of insured depository institutions in a state that a single bank holding company may control. Under certain circumstances, states have the authority to increase or decrease the 30.0% cap, and states may set minimum age requirements of up to five years on target banks within their borders.

Subject to certain conditions, the Interstate Banking Law also permits interstate branching by allowing a bank in one state to merge with a bank located in a different state. Each state was allowed to accelerate the effective date for interstate mergers by adopting a law authorizing such transactions prior to June 1, 1997, or it could “opt out” and thereby prohibit interstate branching by enacting legislation to that effect prior to that date. The Interstate Banking law also permits banks to establish branches in other states by opening new branches or acquiring existing branches of other banks, provided the laws of those other states specifically permit that form of interstate branching. North Carolina has adopted statutes which, subject to certain conditions, authorize out-of-state bank holding companies and banks to acquire or merge with North Carolina banks and to establish or acquire branches in North Carolina.

Gramm-Leach-Bliley Act. The federal Gramm-Leach-Bliley Act enacted in 1999 (the “GLB Act”) dramatically changed various federal laws governing the banking, securities and insurance industries. The GLB Act permits bank holding companies to become “financial holding companies” and, in general (1) expands opportunities to affiliate with securities firms and insurance companies; (2) overrides certain state laws that would prohibit certain banking and insurance affiliations; (3) expands the activities in which banks and bank holding companies may participate; (4) requires that banks and bank holding companies engage in some activities only through affiliates owned or managed in accordance with certain requirements; and (5) reorganizes responsibility among various federal regulators for oversight of certain securities activities conducted by banks and bank holding companies. The GLB Act has expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them. However, this expanded authority also presents us with new challenges as our larger competitors are able to expand their services and products into areas that are not feasible for smaller, community oriented financial institutions.

USA Patriot Act of 2001. The USA Patriot Act of 2001 was enacted in response to the terrorist attacks that occurred in the United States on September 11, 2001. The Act is intended to strengthen the ability of U.S. law enforcement and the intelligence community to work cohesively to combat terrorism on a variety of fronts. The Act’s impact on financial institutions of all kinds is significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency requirements and imposes various other regulatory requirements, including standards for verifying customer identification at account opening and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002, which became effective during 2002, is sweeping federal legislation addressing accounting, corporate governance and disclosure issues. The impact of the Sarbanes-Oxley Act is wide-ranging as it applies to all public companies and imposes significant new requirements for public company governance and disclosure requirements.

In general, the Sarbanes-Oxley Act mandated corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It established new responsibilities for corporate chief executive officers, chief financial officers and audit committees in the financial reporting process and created a new regulatory body to oversee auditors of public companies. It backed these requirements with new SEC enforcement tools, increased criminal penalties for federal mail, wire and securities fraud and created new criminal penalties for document and record destruction in connection with federal investigations. It also increased the opportunity for more private litigation by lengthening the statute of limitations for securities fraud claims and providing new federal corporate whistleblower protection.

The Act also required that the various securities exchanges, including The Nasdaq Stock Market, prohibit the listing of the stock of an issuer unless that issuer complies with various new corporate governance requirements imposed by the exchanges, including the requirement that various corporate matters (including executive compensation and board nominations) be approved, or recommended for approval by the issuer’s full board of directors, by directors of the issuer who are “independent” as defined by the exchanges’ rules or by committees made up of “independent” directors.

The economic and operational effects of the Sarbanes-Oxley Act on public companies, including the Bank, have been and will continue to be significant in terms of the time, resources and costs associated with compliance. Because the Sarbanes-Oxley Act, for the most part, applies equally to larger and smaller public companies, we will be presented with additional challenges as a smaller, community-oriented financial institution seeking to compete with larger financial institutions in our market. The Bank exceeded the threshold established for accelerated filing and was therefore required to fully comply with the Act in 2006. In addition to substantial internal resources required to fully comply with this regulation, direct accounting and other costs associated with compliance were substantial. Management estimates the total cost of compliance with this regulation to be between 5% to 10% of the Bank’s net income for 2007 and 2006.

Available Information. Our Internet website address is www.mountain1st.com. Electronic versions of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act are available on our website. We will provide electronic or paper copies of those filings free of charge upon request. Requests for copies should be directed by mail to Sherrie Rogers, Corporate Secretary at 101 Jack Street, Hendersonville, North Carolina 28792, or by telephone at (828) 697-3100.

Other. The federal banking agencies, including the FDIC, have developed joint regulations requiring annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state chartered institutions examined by state regulators. Such regulations also establish requirements for operational and managerial standards, asset quality, earnings and stock valuation standards for insured depository institutions as well as compensation standards when such compensation would endanger the insured depository institution or would constitute an unsafe practice.

In addition, the Bank is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, fair credit reporting laws and laws relating to branch banking. The Bank, as an insured North Carolina commercial bank, is prohibited from engaging as a principal in activities that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund and (ii) the Bank is, and continues to be, in compliance with all applicable capital standards.

Under Chapter 53 of the North Carolina General Statutes, if the capital stock of a North Carolina commercial bank is impaired by losses or otherwise, the Commissioner is authorized to require payment of the deficiency by assessment upon the bank’s shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder, upon 30 days notice, to sell as much as is necessary of the stock of such shareholder to make good the deficiency.

ITEM 1A.	Risk Factors

The following summary describes factors we believe are material risks that apply to our business. Our discussions of these risks include forward-looking statements, and our actual results may differ substantially from results described in the forward-looking statements. In addition to the risks described below and investment risks that apply in the case of any financial institution, our business, financial condition and operating results could be harmed by other risks, including risks we have not yet identified or that we may believe are immaterial or unlikely.

Risks Related to Our Business

•

Our business strategy includes the continuation of our growth plans, and our financial condition and operating results could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to continue to grow in our existing banking markets (internally and through additional offices) and to expand into new markets as appropriate opportunities arise. We have opened fourteen de novo branch offices since May 2004. We currently have plans for establishing up to three new de novo branch offices 2008. We expect to continue with de novo branching during 2009 and beyond so long as we can continue to identify and successfully recruit qualified bankers to manage such offices.

Our business prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by banking companies that are experiencing rapid growth. We cannot assure you we will be able to expand our market presence in our existing markets or successfully enter new markets, or that expansion will not adversely affect our operating results. Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or operating results, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated, or declines, our operating results could be materially affected in an adverse way.

Our ability to successfully grow will depend on a variety of factors, including continued availability of desirable business opportunities and the competitive response from other financial institutions. Due to personnel and fixed asset costs of de novo branching, any new branch offices we establish may operate at a loss until we can establish a sufficient base of business to operate profitably. Also, in establishing a new office in a new market, we likely would be faced with competitors with greater knowledge of that local market. Although we believe we have management resources and internal systems in place to successfully manage our future growth, we will need to hire and rely on well-trained local managers who have local affiliations and to whom we may need to give significant autonomy. We cannot assure you that any de novo or other branch office we establish or acquire will not, for some period of time, operate at a loss and have an adverse effect on our earnings, that we will be able to hire managers who can successfully operate any new branch offices, or that we will become an effective competitor in any new banking market.

•	Our business depends on the condition of the local and regional economies where we operate.

We currently have offices only in western North Carolina. Consistent with our community banking philosophy, the majority of our customer base is located in and does business in that region, and we lend a substantial portion of our capital and deposits to commercial and consumer borrowers in our local banking markets. Therefore, our local and regional economy has a direct impact on our ability to generate deposits to support loan growth, the demand for loans, the ability of borrowers to repay loans, the value of collateral securing our loans (particularly loans secured by real estate), and our ability to collect, liquidate and restructure possible problem loans. The local economies of the communities in our banking markets are relatively dependent on the tourism industry and are becoming more dependent on the development of a burgeoning retirement and second home real estate market. If the economies of our banking markets are adversely affected by a general economic downturn or by other specific events or trends, including a significant decline in the tourism industry or a substantial decline in demand for or value of real estate in our communities, the resulting economic impact could have a direct adverse effect on our operating results. Adverse economic conditions in our banking markets could reduce our growth rate, affect the ability of our customers to repay their loans to us, and generally affect our financial condition and operating results. We are less able than larger institutions to spread risks of unfavorable local economic conditions across a large number of diversified economies. And, we cannot assure you that we will benefit from any market growth or favorable economic conditions in our banking markets even if they do occur.

Any adverse market or economic conditions in North Carolina, particularly in the real estate, agricultural or tourism industries, may disproportionately increase the risk our borrowers will be unable to make their loan payments. Also, the market value of real estate securing our loans could be adversely affected by unfavorable changes in market and economic conditions. On December 31, 2007, approximately 83.0% of the total dollar amount of our loan portfolio was secured by liens on real estate, with approximately 4.7% of our portfolio representing home equity lines of credit. Our management believes that, in the case of many of those loans, the real estate collateral is not being relied upon as the primary source of repayment, and those relatively high percentages reflect, at least in part, our policy to take real estate whenever possible as primary or additional collateral rather than other types of collateral. However, any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in North Carolina could adversely affect the value of our assets, revenues, operating results and financial condition.

•	Future expansion involves risks.

Our business model is primarily based on growth through de novo branching, however, in the future under select conditions, we may be presented the opportunity to acquire another financial institution or parts of an institution. We currently have no agreements, understandings or definite plans for any acquisition, but we will evaluate opportunities to establish or acquire branches that complement or expand our business as they arise. While we have no definite plans for any acquisitions or mergers, we are aware that such transactions involve a totally different risk profile as compared to risks associated with growth through de novo branching. These risks include:

•	we may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

•	our estimates and judgments used to evaluate credit, operations, management and market risks relating to target institutions may not be accurate;

•	there may be substantial lag-time between completing an acquisition or opening a new office and generating sufficient assets and deposits to support costs of the expansion;

•	we may not be able to finance an acquisition, or the financing we obtain may have an adverse effect on our operating results or dilution to our existing stockholders;

•	our management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from our existing business;

•	we may enter new markets where we lack local experience;

•	we may introduce new products and services we are not equipped to manage;

•	we may incur goodwill in connection with an acquisition, or the goodwill we incur may become impaired, which results in adverse short-term effects on our operating results; or

•	we may lose key employees and customers.

We cannot assure you that we will have opportunities to acquire or establish any new branches, or that we will be able to negotiate, finance or complete any acquisitions that may become available to us. We may incur substantial costs in expanding, and we cannot assure you that any expansion will benefit us, or that we will be able to successfully integrate any banking offices that we acquire into our operations or retain the deposit and loan customers of those offices. Additionally, we may experience disruption and incur unexpected expenses in any branch acquisitions we complete, which may have a material adverse effect on our business, operating results or financial condition. Also, we may issue equity securities, including common stock and securities convertible into shares of our common stock, in connection with acquisitions, which could cause ownership and economic dilution to you.

•	Building market share through our de novo branching strategy could cause our expenses to increase faster than revenues.

We intend to continue to build market share in western North Carolina through our de novo branching strategy, and we have identified several sites for possible future de novo branches. There are considerable costs involved in opening branches, and industry averages indicate that new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year. Therefore, any new branches we open can be expected to negatively affect our operating results until those branches reach a size at which they become profitable. Our expenses also could be increased if there are delays in opening any new branches. Finally, we cannot assure you that any new branches we open will be successful, even after they have become established.

•	Our increasing volume of loans makes loan quality more difficult to control. Increased loan losses could affect the value of our common stock.

While growth in earning assets is desirable in a community bank, it can have adverse consequences if it is not well managed. For example, rapid increases in our loans could cause future loan losses if we cannot properly underwrite increasing volumes of loans as they are made and adequately monitor a larger loan portfolio to detect and deal with loan problems as they occur. Our business strategy calls for us to continue to grow in our existing banking markets (internally and through additional offices) and expand into new markets as appropriate opportunities arise. Because collection problems with some loans often do not arise until those loans have been in existence for some period of time, we cannot assure you that we will not have future problems collecting loans that now are performing according to their terms.

•	A concentration in loans secured by real estate, particularly construction and acquisition and development loans could reduce our earnings and could adversely affect the value of our common stock.

As a result of the high demand for real estate in the markets we serve and management’s belief that real estate is one of, if not the most preferred type of collateral with which to secure our lending activities, we have a concentration of loans which are collateralized by real estate. As a result of demand within our markets, a sizeable portion of these loans are for the acquisition or development of real estate, including the construction of residential properties, development of subdivisions, construction of commercial facilities and for the acquisition of raw land for both development and investment purposes. Any concentration of assets potentially increases risk in the event of a general downturn in the valuation or desirability of that particular class of assets. In this case, a general downturn in local real estate valuation could potentially have a material adverse impact on the collateral value of the Bank’s loan portfolio which could potentially impact the overall performance of the loan portfolio, and consequently, the Bank’s profitability and the adequacy of its allowance for loan losses.

Recently, the FDIC adopted rules aimed at placing additional monitoring and management controls on financial institutions whose loan portfolios are deemed to have concentrations in commercial real estate (“CRE”). At December 31, 2007, the Bank’s loan portfolio exceeded the thresholds established by the FDIC for CRE concentrations and for additional regulatory scrutiny. Discussions with regulators have indicated that strict limitations on the amount or percentage of CRE within any given portfolio are not expected, but rather additional reporting and analysis will be required to document management’s analysis and evaluation of the potential additional risks of such concentrations and the impact of any mitigating factors. While management has implemented additional monitoring, reporting and risk analysis of this component of the Bank’s loan portfolio which we think will meet regulatory requirements, this issue remains fluid as regulator’s view of economic conditions and risks within the commercial real estate market change. The final impact on the Bank is yet to be determined, and it is possible that regulatory constraints associated with these rules could adversely affect the Bank’s ability to grow loan assets and thereby limit our overall growth and expansion plans. These rules could also significantly increase the costs of monitoring and managing this component of the Bank’s loan portfolio. Either of these eventualities could have an adverse impact on the Bank’s earnings, leverage ratios and subsequently return on equity.

•

Higher loan to value ratios on a portion of the Bank’s loan portfolio may increase loan portfolio risk and could adversely impact loan portfolio performance and the profitability and the value of our common stock.

During the Bank’s initial start-up phase during 2004 and 2005, management’s business plan was predicated upon reaching critical mass as quickly as possible so as to achieve break-even and minimize operating losses and the associated reduction in the Bank’s equity. Therefore, management elected to make a number of exceptions to existing policies with regard to maximum loan to value ratios of assets used to collateralize some select, high quality credits. At December 31, 2005, these types of loans totaled $64.2 million representing 144.1% of the Bank’s total risk-based capital. During 2006, management determined that a reduction in the amount of loans with LTV exceptions was warranted to aid in mitigating the real estate concentration risk discussed in the preceding section. Therefore, by the end of 2006, loans with LTVs that exceeded regulatory guidelines had been reduced to 87% of risk-based capital. This was further reduced during 2007 and at December 31, 2007 LTV exceptions totaled only 55.0% of risk-based capital. Even though this risk has been dramatically reduced with the substantial reduction in LTV exceptions, remaining loans with elevated LTV ratios could present future additional collection risk which could adversely affect earnings and the financial performance of the Bank.

•	An inadequate loan loss allowance would reduce our earnings and could adversely affect the value of our common stock.

We use underwriting procedures and criteria we believe minimize the risk of loan delinquencies and losses, but banks routinely incur losses in their loan portfolios, and we cannot assure you that all our borrowers will repay their loans. Regardless of the underwriting criteria we use, we will experience loan losses from time to time in the ordinary course of our business, and some of those losses will result from factors beyond our control. These factors include, among other things, changes in market, economic, business or personal conditions, or other events (including changes in market interest rates), that affect our borrowers’ abilities to repay their loans and the value of properties that collateralize loans.

We maintain an allowance for loan losses based on our current judgments about the credit quality of our loan portfolio. On December 31, 2007, our allowance totaled 1.45% of our total loans and 1.46% of loans excluding sold mortgage loans which had not yet been delivered. At December 31, 2007 the Bank had $1.3 million of nonperforming loans which were all on non-accruing status. It should be noted that our allowance is somewhat higher than more mature peer institutions as our loan portfolio, due to the rapid growth of the Bank, is somewhat unseasoned. This factor, in and of itself, is considered to increase our loan portfolio’s risk profile.

In determining the amount of the allowance, our management and Board of Directors considers relevant internal and external factors that affect loan collectibility. However, if delinquency levels increase or we incur higher than expected loan losses in the future, we cannot assure you that our allowance will be adequate to cover resulting losses. Charging future loan losses against the allowance may require us to increase our provision to the allowance, which would reduce our net income. So, without regard to the adequacy of our allowance, loan losses could have an adverse effect on our operating results and, depending on the magnitude of those losses, that effect could be material.

•	Our recent results may not be indicative of our future results.

Mountain 1st has experienced exceptional performance since its inception. However, it should be noted that we may not be able to sustain our historical rate of growth or even grow our business at all. Also, our recent and rapid growth may distort some of our historical financial ratios and statistics. In the future, we may not have the benefit of several recently favorable factors, such as a generally stable interest rate environment, a generally strong residential mortgage market, or the ability to find suitable expansion opportunities. Various factors, such as economic conditions, regulatory and legislative considerations, and competition also may impede or restrict our ability to expand our market presence. If we experience a significant decrease in our recent rate of growth, our operating results and financial condition may be adversely affected because a significant percentage of our operating costs are fixed expenses.

•	We may need to raise additional capital in the future in order to continue to grow, but that capital may not be available when it is needed.

Federal and state banking regulators require us to maintain adequate levels of capital to support our operations. On December 31, 2007, our three capital ratios were above “well capitalized” levels under bank regulatory guidelines. However, our business strategy calls for us to continue to grow in our existing banking markets (internally and through additional offices) and to expand into new markets as appropriate opportunities arise. Growth in our earning assets resulting from internal expansion and new branch offices, at rates in excess of the rate at which our capital is increased through retained earnings, will reduce our capital ratios unless we continue to increase our capital. If our capital ratios fall below “well capitalized” levels, our FDIC deposit insurance assessment rate would increase until we restored and maintained our capital at a “well capitalized” level. A higher assessment rate would cause an increase in the assessments we pay the FDIC for deposit insurance, which would adversely affect our operating results.

If we are able to effectively execute our business plan, in the future we will need to increase our capital to fund additional growth or satisfy regulatory requirements. Based on management’s current projections, we expect to need additional capital sometime in the second half of 2008. Our ability to raise that additional capital will depend on conditions at that time in the capital markets that are outside our control, and on our financial performance. We cannot assure you that we will be able to raise additional capital on terms favorable to us or at all. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth and acquisitions could be materially impaired.

•	Our profitability is subject to interest rate risk. Changes in interest rates could have an adverse effect on our operating results.

Changes in interest rates can have different effects on various aspects of our business, particularly our net interest income. Our profitability depends, to a large extent, on our net interest income, which is the difference between our income on interest-earning assets and our expense on interest-bearing deposits and other liabilities. Like most financial institutions, we are affected by changes in general interest rate levels and by other economic factors beyond our control. Interest rate risk arises in part from the mismatch (i.e., the interest sensitivity “gap”) between the dollar amounts of repricing or maturing interest-earning assets and interest-bearing liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. When more interest-earning assets than interest-bearing liabilities will reprice or mature over a given time period, a bank is considered asset-sensitive and has a positive gap. When more liabilities than assets will reprice or mature over a given time period, a bank is considered liability-sensitive and has a negative gap. A liability-sensitive position (i.e., a negative gap) may generally enhance net interest income in a falling interest rate environment and reduce net interest income in a rising interest rate environment. An asset-sensitive position (i.e., a positive gap) may generally enhance net interest income in a rising interest rate environment and reduce net interest income in a falling interest rate environment. Our ability to manage our gap position determines to a great extent our ability to operate profitably. However, fluctuations in interest rates are not predictable or controllable, and we cannot assure you we will be able to manage our gap position in a manner that will allow us to remain profitable.

Since opening the Bank in mid-2004 through the second half of 2006, short term interest rates continually rose. From the second half of 2006 through the third quarter of 2007 short term interest rates were static. However, during the last quarter of 2007, the Federal Reserve’s Federal Open Market Committee (FOMC) began to reduce short term interest rates in response to a weakening economy. Heretofore, management has structured the Bank’s balance sheet with a relatively short duration. Interest rate risk, while relatively neutral, has been maintained with a slightly asset sensitive bias since the Bank’s inception. Management considers this configuration to be favorable in most interest rate environments. The primary exception to this is a scenario in which short term interest rates are driven down dramatically and rapidly. Over the course of four months in late 2007 to early 2008, the FOMC has driven down short term interest rates by 225 basis points. This represents the most dramatic reduction in interest rates in decades. As a result, management expects the Bank’s earnings to be reduced during the first half of 2008 until the Bank’s CD portfolio matures and can be repriced downward toward current market rates.

On December 31, 2007, the Bank remained in a slightly asset sensitive position. This reflects the construct of the Bank’s balance sheet whereby our interest-earning assets generally would be expected to reprice at a faster rate than our interest-bearing liabilities. Therefore, a rising rate environment would generally be expected to have a positive effect on our earnings, while a falling rate environment generally would be expected to have a negative effect on our earnings. In our interest rate gap analysis, money market deposit accounts are considered rate sensitive and are placed in the shortest duration period, while negotiable order of withdrawal or other transaction accounts and regular savings accounts are assumed to be more stable sources that are less price sensitive and are placed in the five year duration interval. Our management’s historical experience has shown that changes in market interest rates have a lesser effect on these type deposits within a given time period and, for that reason, those liabilities could be considered much less rate sensitive.

If our historical experience with the relative insensitivity of these deposits to changes in market interest rates does not continue in the future and we experience more rapid repricing of interest-bearing liabilities than interest-earning assets in the near term rising interest rate environment, our net interest margin and net income may decline.

•	Our reliance on time deposits, including out-of-market certificates of deposit, as a source of funds for loans and our other liquidity needs could have an adverse effect on our operating results.

To date, we have been able to fund our growth and liquidity needs predominantly through deposit gathering activities in our own markets. However, as a result of the “sub-prime mortgage crisis” and “credit crunch” a disruption in funding for some of the larger financial institutions occurred in the fourth quarter of 2007. This resulted in some of these institutions becoming more aggressive in pricing time deposits as they began using CDs to bridge liquidity shortfalls. As a result, the cost of locally generated CDs increased disproportionately during the fourth quarter of 2007. Management elected to begin utilizing lower cost wholesale funding rather than pay unusually high premiums on CDs resulting from this market disruption. At December 31, 2007, the Bank had outstanding borrowings with the Federal Home Loan Bank of Atlanta in the amount of $15 million. Management expects to continue to use and expand these wholesale funding sources for the foreseeable future and until CD pricing begins to normalize. Accordingly, we intend to rely on these other funding sources to meet a portion of our loan, liquidity and overall growth requirements for some period of time. These sources may include brokered certificates of deposit, Internet certificates of deposit, Federal Home Loan Bank borrowings or other such wholesale sources. These sources may not be as stable as local deposits upon which we have relied to date and we may have to pay a higher rate of interest to keep them or to replace such sources. Not being able to acquire those funding sources or to keep them as they mature would adversely affect our liquidity. Paying higher deposit rates to attract, keep or replace those funds could have a negative effect on our interest margin and operating results.

•	Competition from financial institutions and other financial service providers may adversely affect our profitability.

Commercial banking in our banking markets and in North Carolina as a whole is extremely competitive. In addition to community, super-regional, national and international commercial banks, we compete against credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds. We compete with these institutions in attracting deposits and in making loans, and we have to attract our customer base from other existing financial institutions and from new residents. Our larger competitors have greater resources, broader geographic markets and higher lending limits than we do, and they may be able to offer more products and services and better afford and more effectively use media advertising, support services and electronic technology than we can. While we believe we compete effectively with other financial institutions, we may face a competitive disadvantage as a result of our size, lack of geographic diversification and inability to spread marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts and greater flexibility and responsiveness in working with local customers, we cannot assure you that we will continue to be an effective competitor in our banking markets.

•	We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.

We operate in a highly regulated industry and are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, possible mergers and acquisitions, investments, loans and interest rates charged thereon, interest rates paid on deposits, and establishment of new offices. We also are subject to capital guidelines established by our regulators which require us to maintain adequate capital to support our growth. Most of these regulations are primarily intended to protect depositors, the public and the FDIC’s Deposit Insurance Fund rather than stockholders.

The Sarbanes-Oxley Act of 2002, and the related rules and regulations issued by the Securities and Exchange Commission and The NASDAQ Stock Market, have vastly increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the costs of completing our audit and maintaining our internal controls.

The laws and regulations that apply to us could change at any time, and we cannot fully predict the effects of those changes on our business and profitability. However, virtually any newly imposed governmental regulation is highly likely to create additional expense to the Bank and in cases such as Sarbanes-Oxley noted above, the cost can be very significant. Implementation and adoption of regulatory and accounting rules greatly affects the business and financial results of all commercial banks and bank holding companies, and our cost of compliance would be expected to adversely affect our earnings.

•	Our management beneficially owns a substantial percentage of our common stock, so our directors and executive officers can significantly affect voting results on matters voted on by our stockholders.

On March 1, 2008, our current directors and executive officers, as a group, had the sole or shared right to vote, or to direct the voting of, an aggregate of 788,013 shares (or 15.8%) of our outstanding common stock. This group could purchase 667,812 additional shares under currently exercisable stock options they hold. Because of their voting rights, in matters put to a vote of our stockholders, it could be difficult for any group of our other stockholders to defeat a proposal favored by our management (including the election of one or more of our directors) or to approve a proposal opposed by management.

•	We depend on the services of our current management team.

Our operating results and our ability to adequately manage our growth and minimize loan losses are highly dependent on the services, managerial abilities and performance of our current executive officers. Smaller banks, like us, sometimes find it more difficult to attract and retain experienced management personnel than larger banks. We have a highly experienced management team with a demonstrated track record that our Board of Directors believes is capable of managing and growing the Bank. Also, the successful execution of our business model is predicated on retaining our current management team and complementing it with other experienced and talented managers. However, changes in key personnel and their responsibilities or the inability to recruit and retain additional managers may disrupt our business and could have a material adverse effect on our business, operating results and financial condition.

•	We may need to invest in new technology to compete effectively, and that could have a negative effect on our operating results and the value of our common stock.

The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation and Internet-based banking. We depend on third-party vendors for portions of our data processing services. In addition to our ability to finance the purchase of those services and integrate them into our operations, our ability to offer new technology-based services depends on our vendors’ abilities to provide and support those services. Future advances in technology may require us to incur substantial expenses that adversely affect our operating results, and our small size and limited resources may make it impractical or impossible for us to keep pace with our larger competitors. Our ability to compete successfully in our banking markets may depend on the extent to which we and our vendors are able to offer new technology-based services and on our ability to integrate technological advances into our operations. Management currently is planning to change its core processing vendor and software in 2008 so as to add new functionality, products, services and newer technology for the Bank’s customer base. This change would require a systems conversion. Any inability of a new vendor to seamlessly convert and integrate our new processing system may disrupt our business and could have a material adverse effect on our business, operating results and financial condition.

Risks Related to Our Common Stock

•

The trading volume in our common stock has been relatively low, and the sale of a substantial number of shares in the public market could depress the price of our stock and make it difficult for you to sell your shares.

Our common stock has been quoted “over-the-counter” on the Pink Sheets Electronic Quotation Service and the OTC Bulletin Board since August 2004. However, our common stock is still relatively thinly traded. Thinly traded stocks can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to operating performance.

We cannot predict what effect future sales of our common stock in the market, or the availability of shares of our common stock for sale in the market, will have on the market price of our common stock. So, we cannot assure you that sales of substantial amounts of our common stock in the market, or the potential for large amounts of market sales, would not cause the price of our common stock to decline or potentially impair our ability to raise capital in the future.

•	Our ability to pay dividends is limited and we may be unable to pay future dividends.

As discussed above under “Supervision and Regulation” in Item 1, our ability to pay cash dividends is limited by regulatory restrictions as well as the need to maintain sufficient capital. If our capital ratios and regulatory requirements are not satisfied, we will be unable to pay cash dividends on our common stock.

ITEM 1B.	Unresolved Staff Comments

Not applicable.

ITEM 2.	Description of Property

The Bank’s corporate offices are located in Hendersonville, North Carolina. The Bank currently maintains 14 full service branch offices and an operations center, all of which are leased by the Bank except for the temporary mobile office facility currently being utilized in Shelby, NC. The following table contains information about our branch offices.

Office location	Opening date of original banking office	Owned/Leased (1)	Date current facility leased
140 Airport Road, Suite P Arden, NC	October 2004	Leased (1)	2004
52 Coxe Avenue Asheville, NC	May 2005	Leased (1)	2005
379 New Market Blvd., Suite 2A Boone, NC	August 2007	Leased (1)	2007
19 Chestnut St., Suite 7 Brevard, NC	December 2005	Leased (1)	2005
80 Walker Street Columbus, NC	January 2005	Leased (1)	2005
6534 Brevard Road Etowah, NC	May 2006	Leased (1)	2006
3270 Hendersonville Road Fletcher, NC	September 2005	Leased (2)	2005
102 West Main St. Forest City, NC	July 2007	Leased (1)	2007
101 Jack Street (Corporate Headquarters and Main Office) Hendersonville, NC	November 2004	Leased (1)	2004
203 Greenville Highway Hendersonville, NC	May 2004	Leased (1)	2004
2564 Memorial Hwy. Lake Lure, NC	April 2007	Leased (1)	2007
174 Highway 70 West Marion, NC	May 2006	Leased (3)	2006
760 South Lafayette Street Shelby, NC	September 2006	Owned	2006
1637 South Main Street Waynesville, NC	August 2004	Leased (1)	2004

(1)	Leased from a third party.
(2)	Leased from a Director of the Bank on terms comparable to third party leases.
(3)	Leased from a company of which a Director of the Bank is co-owner

In addition to our branch offices listed above, the Bank is currently constructing a permanent branch office in Shelby NC. Currently, this office is been operated from a temporary facility on an adjoining commercial lot. Management expects the permanent facility to become operational early in the second quarter of 2008. Management expects to sell and lease back this facility upon its completion. The Bank is also currently considering the purchase or lease of additional facilities in various locations in western North Carolina.

All the Bank’s existing branch offices are in good condition and fully equipped for the Bank’s purposes. At December 31, 2007, the total net book value (cost less accumulated depreciation) of the Bank’s furniture, fixtures, leasehold improvements and equipment was approximately $6.6 million. Additional information about this property is set forth in Note 6 to the Financial Statements contained in this Form 10-K, which note is incorporated herein by reference. Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as Other Real Estate Owned until such time as it is sold or otherwise disposed of by the Bank to recover its investment. As of December 31, 2007, the Bank had no assets classified as Other Real Estate Owned.

ITEM 3.	Legal Proceedings

We are not a party to any legal proceeding that is expected to have a material effect on our financial condition or results of operations.

ITEM 4.	Submission of Matters to a Vote of Security Holders

No matter was submitted to a vote of the stockholders of the Bank during the fourth quarter of the fiscal year ended December 31, 2007.

PART II

ITEM 5.	Market for Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities

There currently is a limited local trading market for the Bank’s common stock, and there can be no assurance that a more active market will develop. The Bank’s common stock is traded over-the-counter with quotations available on the OTC Bulletin Board and the Pink Sheets Electronic Quotation Service under the symbol “MOBT.” FIG Partners is the primary market maker for the Bank’s common stock. There were 2,663 stockholders of record as of December 31, 2007, not including the persons or entities whose stock is held in nominee or “street” name and by various banks and brokerage firms.

The table below presents the reported high and low closing prices and the cash dividend declared per share for the Bank’s common stock for the years ended December 31, 2007, 2006 and 2005. These prices have been adjusted to reflect the three stock splits paid in the form of stock dividends during 2006 and 2005.

	High	Low	Cash Dividends Declared Per Share
2007
Fourth quarter	$16.87	$12.50	$0.10
Third quarter	$20.10	$15.98	$—
Second quarter	$22.93	$17.87	$—
First quarter	$25.80	$22.34	$—
2006
Fourth quarter	$27.74	$20.36	$—
Third quarter	$24.40	$20.20	$—
Second quarter	$27.20	$22.60	$—
First quarter	$25.60	$20.80	$—
2005
Fourth quarter	$24.00	$13.92	$—
Third quarter	$14.72	$12.93	$—
Second quarter	$15.36	$13.44	$—
First quarter	$16.90	$13.28	$—

See “Item 1. Description of Business — Supervision and Regulation” above for regulatory restrictions which limited the ability of the Bank to pay cash dividends for three years following the date it began banking operations. In the fourth quarter of 2007, with this restriction expired, the Bank declared a $0.10 per share cash dividend which was paid on January 2, 2008 to shareholders of record on December 3, 2007.

ITEM 6.	SELECTED FINANCIAL INFORMATION AND OTHER DATA

Selected Financial Information and Other Data are presented on page three of this filing. The information in this table is derived in part from the audited financial statements and notes thereto of the Bank. The information in this table does not purport to be complete and should be read in conjunction with our financial statements that are included in this Annual Report on Form 10-K.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis that follows is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of the Bank. It should be read in conjunction with the audited financial statements and accompanying notes included in this annual report on Form 10-K and the supplemental financial data appearing throughout this discussion and analysis.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

The following discussion includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include statements about our profitability, liquidity, allowance for loan losses, nonperforming loans, interest rate sensitivity, market risk, ability to compete in our markets, business strategies, and other such statements that are not historical facts. They usually will contain qualifying words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “likely,” “estimate,” “continue,” “could,” “would,” “should,” or similar terms, or the negative or other variations of those terms. We have based those forward-looking statements on our current expectations and projections about future events, but we do not guarantee our future performance described in the statements or that the facts or events described in the statements actually will happen. Our actual performance, or any of those events or facts, may never occur or be realized, or they may be materially different from, or occur in a way substantially different from, the results, facts or events indicated by the forward-looking statements. Those statements involve a number of risks and uncertainties, including, among other things, the factors discussed in Item 1A under the heading “Risk Factors.” Other factors that could influence the accuracy of those forward-looking statements include, among other things:

•	Successful execution of our business plan including planned expansion of our branch network;

•

general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans;

•	the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	legislative or regulatory changes, including changes in accounting standards and changes in tax laws;

•	the level of market interest rates;

•	the financial success or changing strategies of our customers which could impact their ability to repay their loans;

•	customer acceptance of our services, products and fee structure;

•	the impact of changes in monetary and fiscal policies, laws, rules and regulations;

•	other developments or changes in our business we do not expect.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We have no obligation, and do not intend, to publicly update or otherwise revise any of the forward-looking statements as a result of any new information, future events or otherwise.

EXECUTIVE OVERVIEW

During 2007, Mountain 1st Bank continued to experience exceptional growth and performance. Growth experienced during 2007 continued to be derived from both organic growth at existing branches as well as the opening of three new branch offices in three new markets. These new offices bring the Bank’s total number of full service banking locations to fourteen. During the year, assets increased by $130.0 million or 27.3%. The Bank’s earnings continued to increase as well. Net income for the year ended December 31, 2007 totaled $3.54 million representing an increase of $760 thousand or 27.3% as compared with 2006 earnings of $2.78 million. Earnings per share and earnings per diluted share increased to $0.71 and $0.66, respectively. This compares with $0.56 per share and $0.51 per diluted share in 2006 or increases of 26.8% and 29.4%, respectively. Pre-tax, pre-provision income during 2007 increased $2.5 million or 36.8% to $9.1 million. During the year, provision for loan loss expense amounted to $3.4 million and tax expense totaled $2.2 million resulting in the aforementioned net income amount of $3.5 million. This compares with $6.7 million pre-tax, pre-provision income for 2006 with $2.4 million in provision and a tax expense of $1.5 million. While pre-tax, pre-provision income is a non-GAAP financial measure, management believes it to be a meaningful additional metric for periods presented within this report and has included it herein to provide further information and transparency for the reader of these financial statements.

FINANCIAL CONDITION

DECEMBER 31, 2007 AND 2006

As noted above, Mountain 1st experienced continued strong growth during fiscal 2007. Growth in loans and deposits were the primary drivers of overall growth. During the year, gross loans increased $142.7 million or 37.6% while deposits increased $104.6 million or 24.7%. The increase in loans was comprised of increases totaling $27.2 million or 20.6% in construction and land development loans, $66.7 million or 67.9% in commercial real estate loans, $23.6 million or 43.9% in loans secured by first liens on one to four family residential properties, $6.5 million or 36.7% in home equity loans, $1.3 million or 28.8% in multifamily residential loans and $15.9 million or 24.5% in commercial and industrial loans. Consumer loans declined by $668 thousand or 9.3% during the year.

Investment securities decreased during the period by $20.1 million, or 24.7% as assets were redirected to the Bank’s loan portfolio. At December 31, 2007, cash and cash equivalents decreased by $1.0 million or 10.0% as compared with December 31, 2006. Liquid assets, consisting of cash and demand balances due from banks, interest-earning deposits in other banks and investment securities totaled $70.4 million at December 31, 2007 constituting 11.6% of total assets. This compares with $91.5 million or 19.2% of total assets at year end 2006.

Other assets increased from $10.1 million at December 31, 2006 to $19.1 million at December 31, 2007 principally as a result of the Bank’s purchase of $6.0 million in life insurance policies on certain key employees during 2007. Also contributing to the increase in other assets was a $2.0 million increase in the Bank’s property and equipment from $4.6 million at December 31, 2006 to $6.6 million at December 31, 2007.

Deposits increased $104.6 million or 24.7% during 2007. At year end 2007, noninterest-bearing demand accounts increased $4.6 million, or 9.9% to $51.0 million. Other transaction accounts, including NOW, Money Market and Savings accounts increased $29.9 million or 29.8%. At December 31, 2007, transaction accounts accounted for 34.2% of the Bank’s total deposits. Certificates of deposit under $100 thousand increased $39.4 million or 28.2% while jumbo CDs increased $30.8 million or 22.3%. Through the end of 2007, the Bank had utilized wholesale funding sources only on a limited basis via borrowing from the Federal Home Loan Bank of Atlanta. At December 31, 2007 these borrowings totaled $15 million and the Bank had no brokered CDs in its CD portfolio. Management’s funding strategy remains centered around balanced growth in loans and deposits generated via the Bank’s retail branch network, supplemented through the selective use of wholesale funding when such sources present a lower cost alternative to CD pricing in the local markets in which the Bank operates.

Stockholders’ equity increased by $3.2 million, or 7.5%, during 2007, principally as a result of the retention of earnings. At December 31, 2007, all of the Bank’s capital ratios continued to be sufficient to classify it as a well-capitalized institution by regulatory measures. Based on the Bank’s current business plan, management believes capital levels will need to be enhanced during the second half of 2008. To that end, management is currently evaluating a number of options for generation of additional equity and expects to prioritize these alternatives in the near term. The initiation of the process of acquiring such additional capital as deemed appropriate by the Board of Directors is expected to commence in the second quarter of 2008.

RESULTS OF OPERATIONS

PERIODS ENDED DECEMBER 31, 2007, 2006 AND 2005

The continued asset growth Mountain 1st Bank experienced during 2007 was reflected in a significant increase in the Bank’s net income. For the year ended December 31, 2007, the Bank reported net income of $3.5 million or $0.66 per diluted share. This compares with $2.8 million or $0.51 per diluted share for the year ended December 31, 2006 and a net loss of $1.1 million or $0.25 per share for 2005. Net interest income increased $5.2 million or 32.8% in 2007 as compared with an increase of $7.0 million, or 78.9%, in 2006, both of which resulted from the overall growth of the Bank. Noninterest income and expense also increased as a general result of overall growth of the Bank’s balance sheet. During 2007, noninterest income increased $789 thousand or 22.5%. This increase resulted predominantly from increases in service charges on deposit accounts and mortgage origination fees totaling $587 thousand or 50.3% and $168 thousand or 7.8%, respectively. During the year, noninterest expense rose $3.5 million or 27.9%. This increase was attributed to the overall growth of the Bank, the addition and staffing of three new branch offices and the addition of a new operations center and the associated infrastructure required to support continued future growth. Individual components with substantial increases included personnel costs which rose $1.6 million or 23.8%, occupancy and equipment costs which increased $534 thousand or 32.6% and data processing and telecommunications which recorded an increase of $499 thousand or 40.0%. During 2006, noninterest income increased by $977 thousand or 38.7%, as a result of increases of $647 thousand or 124.7% in service charges on deposit accounts and an increase in mortgage origination revenues of $326 thousand or 17.7%. During the same period, noninterest expenses increased $1.5 million or 13.2%. This increase resulted from the overall growth of the Bank necessitating the hiring of more personnel and adding facilities and infrastructure to support the growth. See further discussion in “Noninterest Expense” below.

Net Interest Income

The primary component of earnings for the Bank is net interest income. Net interest income is defined as the difference between interest income, principally from the loan and investment securities portfolios, and interest expense, principally on deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, “volume” refers to the average dollar level of interest-earning assets and interest-bearing liabilities, “spread” refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and “margin” refers to net interest income divided by average interest-earning assets, and margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest-earning assets and noninterest-bearing liabilities. During the years ended December 31, 2007, 2006 and 2005, average interest-earning assets were $525.8 million, $394.2 million and $236.3 million, respectively. During these same periods, the Bank’s net interest margins were 4.01%, 4.02% and 3.75% respectively.

Net interest income increased to $21.1 million during 2007 as compared with $15.9 million for the year ended December 31, 2006, an increase of $5.2 million or 32.8%. The increase in net interest income during 2006 amounted to $7.0 million or 78.9%. The increase in both interest income as well as interest expense primarily resulted from the overall growth of the Bank’s asset and deposit bases. While the Bank has experienced an above average growth rate over the past three years, net interest margins have been successfully maintained. However, in the fourth quarter of 2007 and through the first two months of 2008, short term interest rates have been dramatically decreased by the Federal Reserve’s Federal Open Market Committee (FOMC). The unprecedented nature of this decline in rates is expected to adversely impact the Bank’s net interest margin and consequently net income for at least the first half of 2008. The degree to which the Bank’s margin and earnings may be affected is dependent on future actions by the FOMC and is currently unknown.

Management strives to maintain a high interest-earning asset ratio so as to maximize income. To that end, management targets an earning asset ratio at or above 93%. For the year ended December 31, 2007 that ratio was 96.7% as compared with 96.8% for 2006 and 97.5% for 2005. Average interest-earning assets for 2007 increased $131.6 million, or 33.4% as compared to 2006 while the average yield increased by 32 basis points from 7.43% to 7.75%. The increase in yield was primarily a function of a change in the mix of the Bank’s assets with a higher percentage of earning assets being allocated to the loan portfolio in 2007 as compared to 2006. Average interest-bearing liabilities increased by $116.1 million, or 35.8%, also as a result of the overall growth of the Bank. The average cost of interest-bearing liabilities increased by 33 basis points from 4.14% to 4.47%. The increase in cost was influenced by higher promotional rates offered in the new markets the Bank entered during 2007. During 2007, management was able to balance yields and costs so as to maintain margins at a stable level. For the year ended December 31, 2007, the Bank’s net interest margin was 4.01% as compared with 4.02% for 2006.

The following table presents an analysis of the Bank’s net interest income for 2007, 2006 and 2005.

Average Balances and Net Interest Income

(dollars in thousands)

	For The Years Ended December 31,
	2007			2006			2005
	Average Balance	Interest Income/ Expense (1)(2)	Average Rate	Average Balance	Interest Income/ Expense (1)	Average Rate	Average Balance	Interest Income/ Expense (1)	Average Rate
Interest-earning assets:
Loans, including loans held for sale	$450,200	$36,861	8.19%	$311,171	$25,533	8.21%	$184,051	$12,628	6.86%
Taxable investment securities	74,943	3,844	5.13%	70,693	3,120	4.41%	40,758	1,479	3.63%
Federal funds sold	672	34	5.06%	11,740	608	5.18%	9,856	308	3.12%
Interest-earning cash deposits	25	1	5.19%	613	27	4.40%	1,666	65	3.90%

Total interest-earning assets	525,840	40,740	7.75%	394,217	29,288	7.43%	236,331	14,480	6.13%

Noninterest-earning assets:
Cash and due from banks	11,828			8,725			4,491
Property and equipment	5,592			3,944			2,552
Allowance for loan loss and other	258			516			(935)

Total noninterest-earning assets	17,678			13,185			6,108

Total assets	$543,518			$407,402			$242,439

Interest-bearing liabilities:
NOW accounts	$51,401	$876	1.70%	$36,992	$499	1.35%	$19,355	$152	0.79%
Money markets	16,715	499	2.99%	12,810	242	1.89%	23,369	$423	1.81%
Savings deposits	50,662	1,483	2.93%	43,644	1,275	2.92%	21,852	626	2.86%
Time deposits	311,160	16,277	5.23%	228,761	11,313	4.95%	122,760	4,378	3.57%
Federal funds purchased and securities sold under agreements to repurchase	7,115	382	5.37%	1,946	100	5.14%	1,096	37	3.38%
Borrowings	3,192	158	4.95%	—	—	n/a	—	—	n/a

Total interest-bearing liabilities	440,245	19,675	4.47%	324,153	13,429	4.14%	188,432	5,616	2.98%

Noninterest-bearing liabilities:
Demand deposits	52,220			37,694			21,273
Interest payable and other	5,933			3,900			1,465

Total noninterest-bearing liabilities	58,153			41,594			22,738

Total liabilities	498,398			365,747			211,170

Stockholders’ equity	45,120			41,655			31,269

Total liabilities and stockholders’ equity	$543,518			$407,402			$242,439

Net interest income and interest rate spread		$21,065	3.28%		$15,859	3.29%		$8,864	3.15%

Net yield on average interest-earning assets			4.01%			4.02%			3.75%

Ratio of average interest-earning assets to average interest-bearing liabilities	119.44%			121.61%			125.42%

(1)	Interest income includes deferred loan fees
(2)	For amounts less than or equal to $1, yields are calculated using actual interest income and actual average assets not rounded values

The following table illustrates that the change in the average volume of loans was the predominant factor in the higher amount of net interest income realized by the Bank in both 2007 and 2006 as compared with each preceding year.

Volume and Rate Variance Analysis

(dollars in thousands)

	Year Ended December 31, 2007 vs. Year Ended December 31, 2006			Year Ended December 31, 2006 vs. Year Ended December 31, 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume (1)	Rate (1)	Total	Volume (1)	Rate (1)	Total
Interest income:
Loans, including loans held for sale	$11,390	$(62)	$11,328	$10,316	$2,589	$12,905
Taxable investment securities	195	529	724	1,270	371	1,641
Federal funds sold	(560)	(14)	(574)	68	232	300
Interest-earning cash deposits	(32)	6	(26)	(47)	9	(38)

Total interest income	10,993	459	11,452	11,607	3,201	14,808

Interest expense:
NOW accounts	$227	$150	$377	$195	$152	$347
Money markets	88	169	257	(201)	20	(181)
Savings deposits	204	4	208	636	13	649
Time deposits	4,290	674	4,964	4,790	2,145	6,935
Federal funds purchased and securities sold under agreements to repurchase	278	4	282	38	25	63
Borrowings	158	—	158	—	—	—

Total interest expense	5,245	1,001	6,246	5,458	2,355	7,813

Net increase in net interest income	$5,748	$(542)	$5,206	$6,149	$846	$6,995

(1)	The changes for each category of income and expense are divided between the portion of change attributable to the variance in rate or volume for that category. The amount of change that cannot be separated is allocated to each variance proportionately.

Provision for Loan Losses

The Bank recorded $3.4 million in provisions for loan losses in 2007, representing an increase of $994 thousand or 41.5% as compared with the provision of $2.4 million during 2006. The increase in the provision resulted from continued growth in the Bank’s loan portfolio as well as loan losses during 2007 which totaled $1.6 million of which $13 thousand was recovered during the year. Approximately $1.3 million of the $1.6 million of loan losses recorded in 2007 related to a single failed real estate development located in Spruce Pine, N.C.

Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. In evaluating the allowance for loan losses, management considers factors that include growth, composition, diversification, or conversely, concentrations by industry, geography or collateral within the portfolio, historical loan loss experience, current seasoning of the portfolio, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. For 2007, $1.8 million of the provision for loan losses was attributable to growth of the loan portfolio while $1.6 million resulted from loan losses. At December 31, 2007, the allowance for loan losses was $7.6 million representing an increase of $1.8 million or 31.3% from the $5.8 million at the end of 2006. The allowance represented 1.46% and 1.54%, respectively, of loans outstanding at the end of 2007 and 2006, net of loans held for sale. At December 31, 2007 the Bank had $1.3 million of impaired loans, all of which were on a non-accruing status. Approximately $1 million of this total was represented by a single commercial property which was in bankruptcy. The Bank holds the first lien on this property and management expects full recovery of this credit upon the release of the property by the bankruptcy court.

Noninterest Income

Noninterest income increased to $4.3 million for the year ended December 31, 2007 compared to $3.5 million for 2006 and $2.5 million for 2005, representing increases of $789 thousand or 22.5% and $1.0 million or 38.6%, respectively for these years. Fees associated with mortgage operations accounted for 21.3% of the total increase in 2007 growing to $2.3 million in 2007 from $2.2 million in 2006. In 2006, increases in mortgage origination income accounted for 33.4% of the total increase in noninterest income. Service charges on deposit accounts increased in 2007 to $1.8 million as compared with $1.2 million in 2006 and $647 thousand in 2005. These increases represent 74.4% of the total increase in noninterest income during 2007 and 68.3% of the total increase in 2006. The following table is a comparative analysis of the components of noninterest income for 2007, 2006 and 2005.

Noninterest Income

(dollars in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Service charges on deposit accounts	$1,753	$1,166	$519
Mortgage origination income	2,333	2,165	1,839
Other service charges and fees	94	81	40
Net realized gain/(loss) on sale of securities	(16)	8	19
Net realized gains on sale of repossessed personal property	25	—	—
Other income	105	85	111

Total non-interest income	$4,294	$3,505	$2,528

Noninterest Expense

Noninterest expenses include all of the operating costs of the Bank excluding interest and provision expenses. During 2007 noninterest expenses totaled $16.2 million, increasing $3.5 million or 27.9% from $12.7 million in 2006. During 2006 expenses increased $1.5 million or 13.2%. The most significant component of noninterest expense, personnel costs, increased $1.6 million or 23.8% during 2007 and decreased by $327 thousand during 2006. However, total compensation expense in 2005 included a one time charge for stock compensation of $2.8 million. Excluding this charge for comparative purposes, the increase was $2.4 million or 54.1% in 2006. These increases were primarily driven by staffing increases required by expansion of the Bank’s branch network and the increase in infrastructure required by the overall growth of the balance sheet. During 2007, the Bank’s full time equivalent employees increased from 122 at December 31, 2006 to 148 at December 31, 2007. Expenses associated with growth of the Bank’s branch network accounted for a significant portion of the remainder of the increase in noninterest expense. These expenses, including occupancy, equipment and IT and telecom costs, increased $1.0 million or 35.8% in 2007 as compared with an increase of $1.3 million or 77.3% for 2006. Management expects noninterest expense to continue to increase in approximate proportion to the overall growth in the Bank’s balance sheet over the foreseeable future. The following table presents a comparison of the components of noninterest expense for 2007, 2006 and 2005.

Noninterest Expense

(dollars in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Salaries and employee benefits	$8,565	$6,920	$7,247
Occupancy expense	1,145	828	481
Furniture/equipment expense	1,027	810	435
Professional service fees	708	506	448
Data processing and telecommunication expense	1,745	1,246	711
Advertising and business promotion	886	956	891
Stationery, printing and supplies	327	256	374
Other expenses	1,808	1,157	617

Total non-interest expenses	$16,211	$12,679	$11,204

Income Taxes

In mid-2006, having depleted all net operating tax loss carryforwards, Mountain 1st Bank’s earnings became fully taxable. Accordingly, income tax expense totaling $1.5 million was recorded during the year for the portion of the Bank’s earnings for that year that was taxable. During 2007, earnings for the entire year were taxable, therefore, income tax expense increased to $2.2 million representing a marginal tax rate of 38.5%.

LIQUIDITY

The Bank’s primary sources of liquidity are customer deposits, cash and demand balances due from other banks, interest-earning deposits in other banks and investment securities available for sale. These funds, together with loan repayments, are used to make loans and to fund continuing operations.

Total deposits were $529.1 million, $424.5 million and $280.0 million at December 31, 2007, 2006 and 2005, respectively. The Bank’s deposits increased $104.6 million or 24.7% during 2007 and $144.5 million or 51.6% during 2006. Until the fourth quarter of 2007, deposit growth within the Bank’s retail branch bank network was sufficient to meet the Bank’s funding requirements. However, as previously discussed, management began a limited utilization of wholesale funding in the fourth quarter of 2007. At December 31, 2007 this was limited to a $15 million advance from the Federal Home Loan Bank of Atlanta (FHLB). Management expects to continue to utilize this and potentially other wholesale sources of funding to supplement deposits generated from the Bank’s branch network and assist in managing the overall cost of funds.

At December 31, 2007 and 2006, time deposits represented 65.8% and 65.5% of total deposits, respectively. Certificates of deposit of $100,000 or more represented 31.9% and 32.5%, respectively, of the Bank’s total deposits at December 31, 2007 and 2006. Management believes that a sizeable portion of the Bank’s time deposits are relationship-oriented. While the Bank appreciates the need to pay competitive rates to retain these deposits, other subjective factors also influence deposit retention. Based upon prior experience, the Bank anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

In the normal course of business there are various outstanding contractual obligations of the Bank that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit that may or may not require future cash outflows. The following table summarizes the Bank’s contractual obligations and commitments as of December 31, 2007.

Contractual Obligations and Other Commitments

(dollars in thousands)

	Payments Due by Period
	On Demand or Within 1 Year	Over One to Three Years	Over Three to Five Years	Over Five Years	Total
Contractual Cash Obligations:
Operating lease obligations	$650	$1,376	$1,160	$1,516	$4,702
Federal funds purchased and securities sold under agreements to repurchase	9,458	—	—	—	9,458
Borrowings	15,000	—	—	—	15,000

Total contractual cash obligations excluding deposits	25,108	1,376	1,160	1,516	29,160
Time deposits	344,158	3,130	693	30	348,011

Total contractual cash obligations	$369,266	$4,506	$1,853	$1,546	$377,171

	Commitment Expiration by Period
	On Demand or Within 1 Year	Over One to Three Years	Over Three to Five Years	Over Five Years	Total
Other commitments:
Commitments to extend credit	$33,783	$25,865	$4,494	$33,857	$97,999
Commitments to sell loans held for sale	5,035	—	—	—	5,035
Financial standby letters of credit	960	—	—	—	960

Total other commitments	$39,778	$25,865	$4,494	$33,857	$103,994

CAPITAL RESOURCES

At December 31, 2007 and 2006, the Bank’s equity totaled $46.2 million and $43.0 million, respectively. The Bank’s equity to asset ratio on those dates was 7.6% and 9.0%, respectively. This increase resulted primarily from the retention of a significant portion of 2007 earnings. The Bank is subject to minimum capital requirements which are further discussed in “PART 1, ITEM 1—DESCRIPTION OF BUSINESS — SUPERVISION AND REGULATION.”

All capital ratios place the Bank in excess of minimum requirements to be classified as “well capitalized” by regulatory measures. The Bank’s regulatory capital ratios as of December 31, 2007 were leverage ratio 7.85%, Tier I risk-based capital ratio 9.18% and total risk-based capital ratio 10.44%. At December 31, 2006 these ratios were 9.18%, 11.01% and 12.26%, respectively.

Note 14 to the accompanying financial statements presents an analysis of the Bank’s regulatory capital position as of December 31, 2007 and 2006. The decline in capital ratios is a result of the Bank’s successful growth and leveraging of its capital base. Based on current capitalization and growth expectations, management anticipates that the Bank will need to generate additional capital during the second half of 2008. Accordingly, management and the Bank’s Board of Directors are currently evaluating various options for increasing the Bank’s capital base.

ASSET/LIABILITY MANAGEMENT

The Bank’s results of operations depend substantially on its net interest income. Like most financial institutions, the Bank’s interest income and cost of funds are affected by general economic conditions as well as by competition in the market place. The objective of the Bank’s asset/liability management process is aimed toward providing relative stability and reduction of volatility for the Bank’s net interest income through various scenarios of changing interest rates. The process attempts to balance the need for stability and predictability of net interest income against competing needs such as balance sheet mix constraints, overall earnings targets and the risk/return relationships between liquidity, interest rate risk, market risk and capital adequacy. The Bank maintains an asset/liability management policy approved by the Bank’s Board of Directors. This policy and the analysis process undertaken by management and the Board’s Asset/Liability Management Committee (“ALCO”) provides guidelines for limiting exposure to interest rate risk by placing limits on rate risk assumed via the existing structure of the Bank’s balance sheet based on the results produced by the Bank’s computer simulation. The Bank’s policy is to control the exposure of its earnings to changing interest rates by generally endeavoring to maintain a position within a range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

When suitable lending opportunities are not sufficient to utilize available funds, the Bank has generally invested such funds in securities, primarily securities issued by U.S. governmental agencies, Government Sponsored Enterprises and mortgage-backed securities. The securities portfolio contributes to the Bank’s earnings and plays an important part in overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, and asset/liability management (interest rate risk).

In reviewing the needs of the Bank with regard to proper management of its asset/liability program, the Bank’s management estimates its future needs, taking into consideration estimations of loan demand and deposit balances, forecasted interest rate changes, competition and a number of other factors. Several measures are used to monitor and manage interest rate risk, including income simulations and interest sensitivity (gap) analyses. An income simulation model is the primary tool used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayments on loan and mortgage-backed securities, cash flows and maturities of other investment securities and loan and deposit volumes and pricing. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

While the Bank’s gap analysis at December 31, 2007 indicates that its balance sheet is generally asset sensitive, the results of computer simulation modeling at that date suggests minimal interest rate exposure under moderately increasing or decreasing interest rate scenarios. Under these scenarios, the Bank’s net interest income would be expected to decrease no more than approximately 1.25%.

The analysis of an institution’s interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is another standard tool for the measurement of the exposure to interest rate risk. Management believes that because interest rate gap analysis does not address all factors that can affect earnings performance, its practical usefulness in managing the Bank’s interest rate risk is limited and it should be used in conjunction with other methods of evaluating interest rate risk.

The “Interest Rate Sensitivity Analysis” table, presented below, sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2007, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts are considered rate sensitive and are placed in the shortest period, while negotiable order of withdrawal or other transaction accounts and regular savings accounts have been evaluated and are deemed to be more stable sources that are less price elastic and are placed in the five year bucket. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates are used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. The interest rate sensitivity of the Bank’s assets and liabilities illustrated in the table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

On a cumulative basis, at December 31, 2007, the Bank was asset sensitive for each time interval presented in the table with the exception of the four to twelve months interval, where it was slightly liability sensitive. As stated above, certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. For instance, while the table is based on the assumption that money market accounts are immediately sensitive to movements in rates, the Bank expects that in a changing rate environment the amount of the adjustment in interest rates for such accounts would be less than the adjustment in categories of assets that are considered to be immediately sensitive. The same is true for all other interest bearing transaction accounts. Additionally, certain assets have features that restrict changes in the interest rates of such assets both on a short-term basis and over the lives of such assets. Further, in the event of a change in market interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an increase in market interest rates. Due to these shortcomings, the Bank places primary emphasis on its computer simulation model when managing its exposure to changes in interest rates. The Bank does not normally make interest rate predictions, nor take significant risk based on potential changes in interest rate direction. The Bank is currently asset sensitive, accordingly, should interest rates increase and all other factors remain stable, the Bank’s earnings, margins and spreads would be positively impacted. The inverse would be true in a declining interest rate environment.

Interest Rate Sensitivity Analysis

(dollars in thousands)

	At December 31, 2007
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Interest-earning assets:
Loans, excluding loans held for sale	$330,276	$12,716	$138,797	$35,119	$516,908
Investment securities	18,911	16,441	8,049	17,714	61,115
Interest-earning bank deposits	69	—	—	—	69

Total interest-earning assets	349,256	29,157	146,846	52,833	578,092

Interest-bearing liabilities
NOW Accounts	—	—	50,504	—	50,504
Savings deposits	—	—	53,044	—	53,044
Money market accounts	26,552	—	—	—	26,552
Time deposits under $100	87,876	89,067	2,112	30	179,085
Time deposits of $100 and greater	81,172	86,043	1,711	—	168,926
Federal funds purchased and securities sold under agreements to repurchase	9,458	—	—	—	9,458
Borrowings	15,000	—	—	—	15,000

Total interest-bearing liabilities	220,058	175,110	107,371	30	502,569

Interest sensitivity gap	$129,198	$(145,953)	$39,475	$52,803	$75,523

Cumulative interest sensitivity gap	$129,198	$(16,755)	$22,720	$75,523	$75,523

Cumulative interest sensitivity gap as a percent of total interest-earning assets	22.35%	-2.90%	3.93%	13.06%	13.06%

Cumulative ratio of interest-sensitive assets to interest-sensitive liabilities	158.71%	95.76%	104.52%	115.03%	115.03%

LENDING ACTIVITIES

General

The Bank provides to its customers a full range of short to medium-term commercial, mortgage, construction and personal loans, both secured and unsecured. The Bank also makes real estate mortgage and construction loans. The Bank’s loan policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the types of loans that the Bank seeks, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower’s total outstanding indebtedness to the Bank, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the Board of Directors of the Bank. The Bank supplements its own supervision of the loan underwriting and approval process with periodic loan audits by internal loan examiners as well as third party professionals experienced in loan review work. The Bank has focused its portfolio lending activities on typically higher yielding commercial, construction and consumer loans. The Bank also originates 1-4 family mortgages that are typically sold into the secondary market.

The following tables provide additional information regarding the Bank’s loan portfolio as of December 31, 2007, 2006, 2005, and 2004. The “Loan Summary” table provides an analysis of the composition of the loan portfolio by type of loan. The “Loan Maturity Schedule” presents (i) the aggregate maturities or re-pricings of commercial, industrial and commercial mortgage loans and of real estate constructions loans and (ii) the aggregate amounts of such loans by variable and fixed rates for the same periods presented in the Loan Summary table.

Loan Summary (1)

(dollars in thousands)

	At December 31,
	2007		2006		2005		2004
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Construction and development	$159,127	30.78%	$131,928	35.17%	$90,915	38.18%	$31,396	25.66%
1-4 family residential	99,692	19.29%	68,427	18.24%	46,348	19.47%	23,791	19.44%
Multifamily	5,768	1.12%	4,478	1.19%	2,343	0.98%	1,245	1.02%
Nonfarm, nonresidential	164,940	31.91%	98,220	26.18%	61,190	25.70%	52,618	43.00%

Total real estate loans	429,527	83.10%	303,053	80.78%	200,796	84.33%	109,050	89.12%
Commercial and industrial loans	80,867	15.64%	64,946	17.31%	33,202	13.94%	10,575	8.64%
Consumer	6,514	1.26%	7,182	1.91%	4,126	1.73%	2,739	2.24%

Total loans held to maturity	$516,908	100.00%	$375,181	100.00%	$238,124	100.00%	$122,364	100.00%

(1)	Excluding loans held for sale

Loan Maturity Schedule

(dollars in thousands)

	At December 31, 2007
	Due within one year		Due after one year but within five		Due after five years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
By loan type:
Construction and development	$142,944	7.66%	$10,629	8.11%	$5,554	7.32%	$159,127	7.68%
1-4 family residential	67,705	7.73%	27,481	7.45%	4,506	6.81%	99,692	7.61%
Multifamily	3,696	7.52%	2,072	7.44%	—	—	5,768	7.49%
Nonfarm, non residential	66,648	7.66%	76,887	7.76%	21,405	7.80%	164,940	7.72%

Total real estate loans	280,993	8.62%	117,069	7.56%	31,465	6.85%	429,527	8.25%
Commercial and industrial	59,261	7.47%	17,729	7.90%	3,877	8.04%	80,867	7.59%
Consumer	2,144	8.43%	3,996	8.12%	374	8.22%	6,514	8.23%

Total loans	$342,398	8.60%	$138,794	7.63%	$35,716	6.95%	$516,908	8.26%

By interest rate type:
Fixed rate loans	$14,130	8.10%	$133,652	7.74%	$35,690	7.62%	$183,472	7.74%
Variable rate loans	328,268	7.62%	5,142	8.07%	26	16.00%	333,436	7.63%

Total loans	$342,398		$138,794		$35,716		$516,908

Commercial and Industrial Loans

Commercial business lending is another component of the Bank’s lending activities. At December 31, 2007, the Bank’s commercial and industrial loan portfolio equaled $80.9 million or 15.6% as compared with $64.9 million or 17.3% of total loans at year end 2006. Commercial and industrial loans include both secured and unsecured loans for working capital, expansion and other business purposes. Short-term working capital loans generally are secured by accounts receivable, inventory and/or equipment. The Bank also makes term commercial loans secured by equipment and real estate. Lending decisions are based on an evaluation of the financial strength, management and credit history of the borrower, and the quality of the collateral securing the loan. With few exceptions, the Bank requires personal guarantees and secondary sources of repayment.

Commercial and industrial loans generally provide greater yields and reprice more frequently than other types of loans, such as real estate loans, as most commercial loan yields are tied to the prime rate index. Therefore, yields on most commercial loans adjust with changes in the prime rate.

Real Estate Loans

Real estate loans are originated for the purpose of purchasing, constructing or refinancing one- to four- family, multi- family and commercial properties or for other such purposes. The Bank offers fixed and adjustable rate options. The Bank provides customers access to long-term conventional real estate loans through its mortgage loan department which makes FNMA and FHLMC conforming loans that are originated and sold to upstream correspondent banks on a flow basis generally within 30-45 days of closing.

Residential one- to four-family loans are classified into two categories: conforming loans, that are originated under the underwriting guidelines established by FNMA or FHLMC and which are generally sold into the secondary market as discussed above and nonconforming loans that are originated and retained in the Bank’s loan portfolio. The terms “conforming” and “nonconforming” do not refer to credit quality, but rather to whether the loan is underwritten so that it can be readily sold in the secondary market. At December 31, 2007, loans held for sale amounted to $5.0 million while nonconforming loans held in the Bank’s permanent portfolio amounted to $77.4 million in loans secured by first liens and $2.9 million secured by junior liens. The Bank’s permanent residential mortgage loans are generally secured by properties located within the Bank’s market area. Most of the one- to four-family residential mortgage loans that the Bank makes are conforming loans and are sold within 30 days of closing to a correspondent bank. The Bank originated approximately 641 loans totaling $120.5 million for sale into the secondary market during 2007. The Bank receives fee income for each loan originated and sold. Mortgage origination activities resulted in aggregate noninterest income of $2.3 million, $2.2 million and $1.8 million for the years ended December 31, 2007, 2006 and 2005, respectively. The Bank anticipates that it will continue to be an active originator of residential loans. Nonconforming residential mortgage loans that are retained in the Bank’s loan portfolio generally have rate terms of five years or less, with amortizations up to 25 years.

The Bank has made, and anticipates continuing to make, commercial real estate loans. Commercial real estate loans amounted to $164.9 million at December 31, 2007. These loans are secured principally by commercial office buildings, owner occupied retail and commercial operations, storage and warehouse space, agricultural properties and a variety of other facilities used by commercial enterprises. Generally in underwriting commercial real estate loans, the Bank requires the personal guarantee of borrowers and a demonstrated cash flow capability sufficient to service the debt. Loans secured by commercial real estate may involve a greater degree of risk than one to four family residential mortgage loans. Payments on such loans are often dependent on successful operation or management of the properties.

The Bank originates both commercial and one- to four- family residential construction loans. These include the construction of commercial buildings, infrastructure for residential developments, custom homes (where the home buyer is the borrower), pre-sold homes where the builder is the borrower and to a lesser degree speculative home construction projects. The Bank generally receives a pre-arranged permanent financing commitment from an outside entity prior to financing the construction of pre-sold homes. The Bank lends to builders who have demonstrated a favorable record of performance and profitable operations and who are building in markets that management believes it understands and in which it is comfortable with the economic conditions. The Bank further endeavors to limit its construction lending risk through adherence to established underwriting procedures. The Bank generally requires documentation for all draw requests and utilizes loan officers and third party vendors to inspect projects prior to honoring draw requests from builders. With few exceptions, the Bank requires personal guarantees and secondary sources of repayment on construction loans. At December 31, 2007 construction and acquisition and development loans totaled $159.1 million or 30.8% of total loans.

Consumer Loans and Home Equity Lines of Credits. Loans to individuals include automobile loans, boat and recreational vehicle financing, home equity and home improvement loans and miscellaneous secured and unsecured personal loans. Consumer loans generally can carry significantly greater risks than other loans, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles and equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan collections are sensitive to job loss, illness and other personal factors. The Bank attempts to manage the risks inherent in consumer lending by following established credit guidelines and underwriting practices designed to minimize risk of loss. At December 31, 2007 home equity loans totaled $24.4 million or 4.7% of total loans while other consumer lending accounted for $6.5 million or 1.3% of outstanding loans.

Loan Approvals. The Bank’s loan policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the type of loans that the Bank seeks, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower’s total outstanding indebtedness to the Bank, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the Board of Directors of the Bank. The Bank supplements its own supervision of the loan underwriting and approval process with periodic loan audits by independent, outside professionals experienced in loan review analysis.

Responsibility for loan production rests with the Senior Commercial Lending Officer in each market. The responsibility for loan underwriting, loan processing and approval is with the Chief Credit Officer. The Board of Directors of the Bank determines individual officer lending authority annually. Delegated authorities may include loans, letters of credit, overdrafts, uncollected funds and such other authority as determined by the Board of Directors. The President and Chief Credit Officer each have the authority to approve loans up to $2,000,000. The President in conjunction with the Chief Credit Officer and Chief Executive Officer comprise the Officer Loan Committee and may approve loans up to $4 million, which is the maximum staff lending limit set by the Board of Directors. The Board’s Loan Committee approves all loans in excess of the staff’s lending limit. The Board Loan Committee consists of the CEO, President, Chief Credit Officer and four outside directors as appointed by the Board of Directors of the Bank. The Bank’s legal lending limit was $8.1 million at December 31, 2007.

General Economic Lending and Real Estate Conditions. One of the most challenging environments for the banking industry in decades came to the national forefront during 2007. A number of markets across the country were already experiencing a marked downturn in real estate early in 2007. However, by midyear, the sub-prime mortgage debacle hit the country and the banking industry. This was followed by a credit and liquidity crisis that affected many banks across the country. Fortunately, Mountain 1st was not directly impacted by any of these events and our real estate markets have generally held up well to date. We believe that our markets in western North Carolina are generally strong, certainly compared with many other markets across the country. As discussed elsewhere herein, Mountain 1st, as with most community banks, has a concentration of loans secured by real estate. Management believes that prudent lending using real estate as collateral presents one of the most attractive lending opportunities available to community banks. However, with the current widespread downturn in real estate markets, management has undertaken actions it has deemed both prudent and available to maintain and enhance the strength of Mountain1st and the Bank’s real estate based loan assets. As early as two years ago, the Bank’s lending on residential lots was curtailed based on the inflated pricing on some residential lots within the markets we serve. This along with increasing inventory of this type product in our markets prompted us to generally exit the residential lot lending space. In late 2006, management began to reduce exposure to new acquisition and development projects as a widespread downturn in real estate was becoming more evident. Several previously originated real estate development loans remain in the Bank’s portfolio as they progress through their life cycle. However, lending on similar new projects along with most speculative building have been greatly curtailed. While we believe that the steps taken to date will assist in strengthening the performance of the Bank’s real estate loan portfolio, much of the performance of this portfolio is dependent upon the duration and depth of the current real estate downturn.

The more direct impact of these economic events on Mountain 1st has been a reduction in the Bank’s net interest margin. Beginning effectively in the fourth quarter of 2007, the Federal Open Market Committee (FOMC) of the Federal Reserve Board, began reducing short term interest rates. In the five months proceeding February 2008, the FOMC decreased rates dramatically by 225 basis points. The unprecedented velocity of this decline in rates is expected to adversely impact the Bank during 2008. The duration and severity of the impact on the Bank’s earnings during 2008 will depend on the timing and amount of additional rate cuts in 2008.

COMMITMENTS TO EXTEND CREDIT

In the ordinary course of business, the Bank enters into various types of transactions that include commitments to extend credit that are not included in loans, net of allowance for loan losses, as presented on the Bank’s balance sheets. The Bank applies the same credit standards to these commitments as it uses in all its lending activities and has included these commitments in its lending risk evaluations. The Bank’s exposure to credit loss under commitments to extend credit is represented by the amount of these commitments. See Note 13 to the Bank’s financial statements and the table noted “Contractual Obligations and Other Commitments.”

ASSET QUALITY

The Bank considers asset quality to be of primary importance, and employs a formal internal loan review process to ensure adherence to the lending policy as approved by the Bank’s Board of Directors. It is the responsibility of each loan officer to assign an appropriate risk grade to loans when originated. Credit Administration, through the loan review process, tests the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality changes, it is the responsibility of Credit Administration to change the borrower’s risk grade accordingly. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, economic conditions in the Bank’s market area and other factors. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses represents management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

The Bank’s policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses following a thorough review and timely collection efforts. Further efforts are then pursued through various means available. Loans carried in a non-accrual status are generally collateralized and probable losses are considered in the determination of the allowance for loan losses.

Over the course of the past year, credit quality at a number of banks across the country has deteriorated as real estate markets have been hit with slowing sales and declining prices. Fortunately, the markets in which Mountain 1st Bank operates have not experienced such dramatic downturns. Although real estate prices in western North Carolina have been relatively stable over the past year, the longer the current real estate market downturn persists, the more vulnerable sales volume and prices become. Management believes that the Bank’s loan portfolio has performed very well since the inception of the Bank and currently remains strong. However, a future scenario of protracted real estate market problems, especially if they become severe, could produce portfolio underperformance as compared to the first three and one half years of the Bank’s existence.

NONPERFORMING ASSETS

The Bank’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless a loan is placed on non-accrual basis. Loans are accounted for on a non-accrual basis when management has serious concerns about the collectibility of principal or interest. Generally, the Bank’s policy is to place a loan on non-accrual status when the loan becomes 90 days past due. Loans are also placed on non-accrual status in cases where management is uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Payments received on non-accrual loans generally are applied to principal first, and then to interest after all principal payments have been satisfied. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferrals of interest or principal, have been granted due to the borrower’s weakened financial condition. The Bank accrues interest on restructured loans at the restructured rate when management anticipates that no loss of original principal will occur. Potential problem loans are defined as loans currently performing that are not included in non-accrual or restructured loans, but are loans that management has concerns as to the borrower’s ability to comply with present repayment terms. These loans could deteriorate to non-accrual, past due or restructured loans status. Therefore, management quantifies the risk associated with problem loans in assessing the adequacy of the allowance for loan losses. At December 31, 2007 the Bank had no foreclosed real estate or repossessed personal property. At that time, the Bank had approximately $1.3 million in nonaccruing loans. Approximately $1 million of this total was represented by one commercial real estate parcel with an appraised value in excess of $3 million on which the Bank holds the first lien. Management expects full collection of this loan upon release of the Bank’s collateral from the bankruptcy court which currently controls this collateral. At year end 2006, the Bank had a total of $611 thousand in nonperforming loans, all of which had been placed on non-accrual status at that time. The following table summarizes the Bank’s nonperforming assets at December 31, 2007, 2006, 2005 and 2004.

Nonperforming Assets

(dollars in thousands)

	At December 31,
	2007	2006	2005	2004
Nonaccrual loans	$1,342	$611	$—	$—
Loan past due 90 or more days and still accruing interest	—	—	—	—
Restructured loans	—	—	—	—

Total nonperforming loans	1,342	611	—	—
Repossessed assets	—	5	—	—
Other real estate owned	—	—	—	—

Total nonperforming assets	$1,342	$616	$—	$—

Allowance for loan losses	$7,571	$5,765	$3,652	$1,840

Nonperforming loans to period end loans, excluding loans held for sale	0.26%	0.16%	—%	—%

Allowance for loan losses to period end loans, excluding loans held for sale	1.46%	1.54%	1.53%	1.50%

Nonperforming assets as a percentage of:
Loans and other real estate	0.26%	0.16%	—%	—%
Total assets	0.22%	0.13%	—%	—%

Ratio of allowance for loan losses to nonperforming loans	564.16%	943.54%	n/a	n/a

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Management increases the allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off. The allowance is reduced by loans charged off. Management evaluates the adequacy of the allowance at least quarterly which is then reviewed and approved by the Board of Directors after making any changes as may be required. In evaluating the adequacy of the allowance, management considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors derived from the Bank’s limited history of operations. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require it to make adjustments to the allowance for loan losses based upon judgments different from those of our management.

Management uses a risk-grading system, as described under “ASSET QUALITY,” to facilitate evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed and tested by Credit Administration and external loan review processes. The testing program includes an evaluation of a sample of new loans, large loans, loans that are identified as having potential credit weaknesses, accruing loans past due 90 days or more, and non-accrual loans. The Bank strives to maintain its loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of the Bank’s market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies.

The Bank follows a loan review program designed to evaluate the credit risk in its loan portfolio. Through this loan review process, an internally classified watch list is maintained that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquency status. As a result of this process, loans with a higher than standard risk profile are categorized as watch, OAEM, (Other Assets Especially Mentioned—loans not placed on the watch list and not classified, but that may contain potentially unsatisfactory characteristics), substandard, doubtful or loss, and reserves are allocated based on management’s judgment and historical experience.

Loans classified as “substandard” are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the collection of the debt. They are characterized by the distinct possibility that the Bank will sustain some losses if the deficiencies are not corrected. A specific reserve based on the estimation of loss within each credit classified as substandard is allocated to such loans. Typically, allocations for substandard loans approximate 15% on average. Loans classified as “doubtful” are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. As with substandard loans, specific reserves are allocated to these credits. Such reserve allocations average approximately 50% of doubtful loans. Loans classified as “loss” are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses. In addition to the above classification categories, the Bank also categorizes loans based upon risk grade and loan type, assigning an allowance allocation based upon each category.

Significant growth in the Bank’s loan portfolio has been the primary reason for increases in the Bank’s allowance for loan losses and the resultant provisions for loan losses necessary to provide for those increases. This growth has been spread among the Bank’s major loan categories, with the mix of major loan categories being relatively consistent. At December 31, 2007 and 2006, respectively, the percentage of each major category of loans as a percentage of total loans outstanding is illustrated in the afore-mentioned “Loan Summary” table. During 2007, the Bank experienced $1.6 million in loan losses, of which $13 thousand was recovered during the year. Approximately $1.3 million of the total amount charged off related to a single failed real estate development in Spruce Pine, N.C. Charge offs are typically recognized when it is the opinion of management that all or a portion of an outstanding loan becomes uncollectible. Examples of loans which may be deemed uncollectible are credits whose principal and interest payments are past due, and/or when the fair market value of underlying pledged collateral is less than the outstanding loan balance and the borrower is not meeting contractual obligations. Loan repayment may be realized through a contractual agreement, or through liquidation of assets pledged as collateral. The Bank’s allowance for loan losses at December 31, 2007 totaled $7.6 million representing 1.46% of total loans outstanding, excluding loans held for sale. At December 31, 2006, this total was $5.8 million or 1.54%.

The allowance for loan losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. Management makes specific allowances that are allocated to certain individual loans and pools of loans based on risk characteristics, as discussed below. At December 31, 2007, a portion of the Bank’s allowance was unallocated to specific credits or specific classes of loans. This unallocated portion of the allowance has been provided due to a number of unknown factors that management believes could potentially pose future general portfolio risks beyond those identified by means of specific allocations. These risks include but are not limited to the relative lack of seasoning of the Bank’s portfolio, the significant growth of the loan portfolio in a relatively short time, continued growth, development and demands on the credit administration function since inception of the Bank, potential risks associated with the concentration of real estate loans within the portfolio and significant uncertainties within the general domestic economy and to a lesser degree, in the local economies in which the Bank conducts its operations.

While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while management believes that it has established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our portfolio, will not require adjustment to the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations. The following table presents the allocation of the allowance for loan losses at the end of each of the last four years. The allocation is based on an evaluation of defined loan problems, historical ratios of loan losses and other factors that may affect future loan losses in the categories of loans shown.

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	At December 31,
	2007		2006		2005		2004
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
Construction loans	$2,528	30.78%	$2,042	35.17%	$1,279	38.18%	$471	25.66%
1-4 family residential	1,191	19.29%	815	18.24%	469	19.47%	187	19.44%
Multifamily	81	1.12%	76	1.19%	29	0.98%	19	1.02%
Nonfarm, nonresidential	2,400	31.91%	1,277	26.18%	835	25.70%	790	43.00%

Total real estate loans	6,200	83.10%	4,210	80.78%	2,612	84.33%	1,467	89.12%
Commercial and industrial loans	1,073	15.64%	928	17.31%	610	13.94%	199	8.64%
Consumer	70	1.26%	80	1.91%	50	1.73%	24	2.24%
Unallocated	228	—	547	—	380	—	150	—

Total loans	$7,571	100.00%	$5,765	100.00%	$3,652	100.00%	$1,840	100.00%

(1)	Percent of loans in each category to total loans

The following table summarizes information regarding changes in the Bank’s allowance for loan losses for the years ended December 31, 2007, 2006 and 2005.

Loan Loss and Recovery

(dollars in thousands)

	For the Years Ended December 31,
	2007	2006	2005	2004
Total loans outstanding at the end of the period (1)	$516,908	$375,181	$238,124	$122,364

Average loans outstanding during the period (1)	$445,976	$308,049	$178,642	$75,629

Allowance for loan losses at the beginning of the period	$5,765	$3,652	$1,840	$—
Provision for loan losses	3,390	2,396	1,812	1,840
Loans charged off	1,597	288	—	—
Recoveries on loans previously charged off	13	5	—	—

Allowance for loan losses at the end of the period	$7,571	$5,765	$3,652	$1,840

Ratios:
Net charge-offs as a percent of average loans	0.36%	0.09%	—%	—%

Allowance for loan losses as a percent of period end loans (1)	1.46%	1.54%	1.53%	1.50%

(1)	Excluding loans held for sale

INVESTMENT ACTIVITIES

The Bank’s portfolio of investment securities, all of which are available for sale, consists primarily of debt instruments of U.S. government agencies or of Government Sponsored Enterprises, and mortgage-backed securities. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value, with any unrealized gains or losses reflected as an adjustment to stockholders’ equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks. It is the Bank’s policy to classify most investment securities as available for sale. The following table summarizes investment securities by type at December 31, 2007, 2006 and 2005.

Investment Securities Composition

(dollars in thousands)

	At December 31,
	2007	2006
Available for sale
U.S. Government Agencies	$14,284	$2,974
Government-sponsored enterprises	11,046	36,096
Mortgage backed securities	35,785	42,140

Total investment securities	$61,115	$81,210

The following table summarizes the amortized costs, fair values and weighted average yields of securities available for sale at December 31, 2007, by contractual maturity groups.

Investment Securities

(dollars in thousands)

	At December 31, 2007
	Amortized Cost	Fair Value	Yield (1)
Available for sale
U. S. Government agencies:
Due within one year	$—	$—	—%
Due after one but within five years	952	921	2.52%
Due after five but within ten years	8,839	8,660	4.33%
Due after ten years	4,745	4,703	5.74%

	14,536	14,284	4.67%

Government-sponsored enterprises:
Due within one year	999	997	4.00%
Due after one but within five years	7,485	7,567	4.88%
Due after five but within ten years	—	—	—%
Due after ten years	2,437	2,482	7.01%

	10,921	11,046	5.27%

Mortgage backed securities:
Due within one year	—	—	—%
Due after one but within five years	—	—	—%
Due after five but within ten years	—	—	—%
Due after ten years	35,851	35,785	5.62%

	35,851	35,785	5.62%

Total securities available for sale
Due within one year	$999	$997	4.00%
Due after one but within five years	8,437	8,488	4.61%
Due after five but within ten years	8,839	8,660	4.33%
Due after ten years	43,033	42,970	5.71%

Total investment securities	$61,308	$61,115	4.89%

(1)	Yields are calculated based on amortized cost

The Bank does not engage in, nor does it presently intend to engage in, securities trading activities and therefore does not maintain a trading account. At December 31, 2007, there were no securities of any issuer (other than governmental agencies or Government Sponsored Enterprises) that exceeded 10% of the Bank’s stockholders’ equity.

SOURCES OF FUNDS

Deposit Activities

The Bank provides a range of deposit services, including noninterest-bearing checking accounts, interest-bearing checking and savings accounts, money market accounts, IRAs and certificates of deposit. These accounts generally earn interest at rates established by management based on asset/liability planning, earnings budgets, competitive market factors and management’s desire to increase or decrease certain types or maturities of deposits. Management believes that one of the primary keys to the long-term success of the Bank is the acquisition of demand deposit accounts and other transaction accounts. Accordingly, we strive to establish relationships with customers which will facilitate and attract core deposits. While certificates of deposit are certainly a significant component in the funding of the Bank, management endeavors to utilize these instruments as an entrée into a full relationship with each customer resulting in a complete banking relationship inclusive of the customer’s transaction accounts.

As noted previously, during the fourth quarter of 2007, management initiated the use of wholesale funding as a supplemental source of funding. Management elected to begin to utilize wholesale funding to avoid the steep increase in funding cost associated with unusually high premiums being paid on CDs within the Bank’s local markets. Such unusual premiums have emanated from a disruption of normalized CD pricing resulting from liquidity shortfalls experienced by some larger financial institutions. Management believes that this situation stems from the disruption of the secondary mortgage market and the inability of larger institutions to generate liquidity from commercial paper markets and from the securitization and sale of financial assets.

The following table summarizes the average balances outstanding and average interest rates for each major category of deposits for the years ended December 31, 2007 and 2006.

Deposit Mix

(dollars in thousands)

	For the Year Ended December 31, 2007			For the Period Ended December 31, 2006
	Average Amount	% to Total Deposits	Average Rate	Average Amount	% to Total Deposits	Average Rate
Interest-bearing deposits:
NOW Accounts	$51,401	10.66%	1.70%	$36,992	10.28%	1.35%
Money Market	16,715	3.47%	2.99%	12,810	3.56%	1.89%
Savings	50,662	10.51%	2.93%	43,644	12.13%	2.92%
Time deposits under $100	158,257	32.82%	5.28%	117,267	32.58%	4.88%
Time deposits of $100 or greater	152,903	31.71%	5.19%	111,494	30.98%	5.02%

Total interest-bearing deposits	429,938	89.17%	4.45%	322,207	89.53%	4.14%
Noninterest-bearing deposits	52,220	10.83%	—%	37,694	10.47%	—%

Total deposits	$482,158	100.00%	4.45%	$359,901	100.00%	4.14%

The following table presents information regarding maturities of certificates of deposit with balances of $100,000 or more at December 31, 2007.

Maturities of Time Deposits of $100,000 or More

(dollars in thousands)

	At December 31, 2007
	Amount	Average Rate
Maturing in:
Three months for less	$81,172	5.14%
Over three months to six months	55,251	5.02%
Over six months to twelve months	30,792	5.11%
Over twelve months	1,711	4.77%

Total	$168,926	5.10%

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 1 to the Bank’s Financial Statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

INFLATION AND OTHER ISSUES

Because our assets and liabilities are primarily monetary in nature, the effect of inflation on our assets is less significant compared to most commercial and industrial companies. However, inflation does have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Inflation also has a significant effect on other expenses, which tend to rise during periods of general inflation. Notwithstanding these effects of inflation, management believes our financial results are influenced more by our ability to react to changes in interest rates and general economic conditions impacting the creditworthiness of customers than directly by inflation.

Except as discussed in this Management’s Discussion and Analysis, management is not aware of trends, events or uncertainties that will have or that are reasonably likely to have a material adverse effect on the Bank’s liquidity, capital resources or operations. Management is not aware of any current recommendations by regulatory authorities which, if they were implemented, would have such an effect.

CRITICAL ACCOUNTING POLICIES

Allowance for Loan Losses. The Bank’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Bank’s financial condition and results, and requires management’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. If the mix and amount of future loan write-offs differ significantly from those assumptions used in making a determination, the allowance for loan losses and resultant provisions for loan losses could materially impact the Bank’s financial position and results of operations. For further discussion of the allowance for loan losses and a detailed description of the methodology used in determining the adequacy of the allowance, see the sections of this discussion titled “Asset Quality” and “Analysis of Allowance for Loan Losses” and Note 1 to the financial statements contained in this Annual Report.

Off-Balance Sheet Arrangements

Except as discussed in Note 13 with regard to committed unfunded lines of credit, the Bank does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information called for by Item 7A is set forth in Item 7 under the caption Asset/Liability Management and is incorporated herein by reference.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MOUNTAIN 1ST BANK & TRUST COMPANY

FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006 and 2005

MOUNTAIN 1ST BANK & TRUST COMPANY

INDEX TO FINANCIAL STATEMENTS

Page No.
Management’s Report on Internal Control Over Financial Reporting	42

Reports of Independent Registered Public Accounting Firm	43-45

Balance Sheets as of December 31, 2007 and 2006	46

Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005	47

Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2007, 2006 and 2005	48

Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005	49

Notes to Financial Statements	50-69

Management’s Report On Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance to the company’s management and board of directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Under the supervision and with the participation of management, including the chief executive officer and principal accounting officer, the Bank conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation under the framework in Internal Control – Integrated Framework, management of the Bank has concluded the Bank maintained effective internal control over financial reporting, as such term is defined in Securities Exchange Act of 1934 Rules 13a-15(f), as of December 31, 2007.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Management is also responsible for the preparation and fair presentation of the financial statements and other financial information contained in this report. The accompanying financial statements were prepared in conformity with U.S. generally accepted accounting principles and include, as necessary, best estimates and judgments by management.

Elliott Davis, PLLC, an independent, registered public accounting firm, has audited the Company’s financial statements as of and for the year ended December 31, 2007, and the Bank’s assertion as to the effectiveness of internal control over financial reporting as of December 31, 2007, as stated in their report, which is included in Item 8 hereof.

/s/ Gregory L. Gibson	/s/ Mary K. Dopko
Gregory L. Gibson	Mary K. Dopko
Chief Executive Officer	Controller and Principal Accounting Officer

Elliott Davis, PLLC 200 East Breed Street P.O. Box 6286 Greenville, SC 29606-6286
Phone 864.242.3370 Fax 864.232.7161

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Mountain 1st Bank & Trust Company

Hendersonville, North Carolina

We have audited the accompanying balance sheets of Mountain 1st Bank & Trust Company as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mountain 1st Bank & Trust Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2008 expressed an unqualified opinion thereon.

Greenville, South Carolina

March 13, 2008

www.elliotdavis.com

Elliott Davis, PLLC 200 East Broad Street P.O. Box 6286 Greenville, SC 29606-6286
Phone 864.242.3370 Fax 864.232.7161

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Mountain 1st Bank & Trust Company

Hendersonville, North Carolina

We have audited the internal control over financial reporting of Mountain 1st Bank & Trust Company (the “Company” as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on internal Control over Financial Reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control Over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions and recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition or the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

www.elliotdavis.com

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board United States), the balance sheets of the Company as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the cars in the three year period ended December 31, 2007 and our report dated March 13, 2008 expressed an unqualified opinion thereon.

Greenville, South Carolina

March 13, 2008

Mountain 1st Bank & Trust Company

Balance Sheets

December 31, 2007 and 2006

(Dollars in thousands)

	2007	2006
Assets

Cash and noninterest earning bank deposits	$9,210	$10,300
Interest earning deposits with banks	69	6

Total cash and cash equivalents	9,279	10,306
Investment securities available for sale	61,115	81,210
Restricted equity securities	2,501	1,405
Loans held for sale	5,035	4,017
Loans, net of allowance for loan losses of $7,571 in 2007 and $5,765 in 2006	509,337	369,416
Bank owned life insurance	6,000	—
Property and equipment, net	6,555	4,569
Accrued interest receivable	3,534	2,810
Other assets	3,135	2,681

Total assets	$606,491	$476,414

Liabilities and Stockholders’ Equity

Liabilities
Demand deposits	$50,994	$46,402
NOW accounts	50,504	42,214
Savings deposits	53,044	45,645
Money market accounts	26,552	12,386
Time deposits under $100	179,085	139,704
Time deposits of $100 and greater	168,926	138,131

Total deposits	529,105	424,482

Federal funds purchased and securities sold under agreements to repurchase	9,458	4,131
Borrowings	15,000	—
Accrued interest payable	5,209	4,167
Other liabilities	1,507	639

Total liabilities	560,279	433,419

Commitments and contingencies (Notes 9 and 13)	—	—

Stockholders’ equity
Common stock, $5 par value; 20,000,000 shares authorized; 4,997,027 and 4,984,529 issued and outstanding in 2007 and 2006, respectively	24,985	24,922
Additional paid-in capital	17,734	17,591
Retained earnings	3,621	581
Accumulated other comprehensive loss	(128)	(99)

Total stockholders’ equity	46,212	42,995

Total liabilities and stockholders’ equity	$606,491	$476,414

See accompanying notes to financial statements

MOUNTAIN 1ST BANK & TRUST COMPANY

Statements of Operations

For the Years Ended December 31, 2007, 2006 and 2005

(Dollars in thousands except per share data)

	For the Years Ended December 31,
	2007	2006	2005
Interest income
Loans and fees on loans	$36,861	$25,533	$12,628
Investment securities	3,844	3,120	1,479
Interest-bearing bank balances	1	27	65
Federal funds sold	34	608	308

Total interest income	40,740	29,288	14,480

Interest expense
Deposits	19,135	13,329	5,579
Federal funds purchased and securities sold under agreements to repurchase	382	100	37
Other borrowings	158	—	—

Total interest expense	19,675	13,429	5,616

Net interest income	21,065	15,859	8,864

Provision for loan losses	3,390	2,396	1,812

Net interest income after provision for loan losses	17,675	13,463	7,052

Noninterest income
Service charges on deposit accounts	1,753	1,166	519
Mortgage origination income	2,333	2,165	1,839
Other service charges and fees	94	81	40
Other income	105	85	111
Net realized gain/(loss) on sale of investment securities	(16)	8	19
Net realized gains on sales of repossessed personal property	25	—	—

Total noninterest income	4,294	3,505	2,528

Noninterest expense
Salaries and employee benefits	8,565	6,920	7,247
Occupancy	1,145	828	481
Equipment	1,027	810	435
Advertising	886	956	891
Data processing and telecommunication	1,745	1,246	711
Professional fees	708	506	448
Printing and supplies expense	327	256	374
Other general and administrative	1,808	1,157	617

Total noninterest expense	16,211	12,679	11,204

Income (loss) before income taxes	5,758	4,289	(1,624)

Income tax expense (benefit)	2,218	1,509	(553)

Net income (loss)	$3,540	$2,780	$(1,071)

Basic income (loss) per share (1)	$0.71	$0.56	$(0.25)

Diluted income (loss) per share (1)	$0.66	$0.51	$(0.25)

Basic weighted average shares outstanding (1)	4,988,604	4,977,795	4,295,894

Diluted weighted average shares outstanding (1)	5,381,687	5,442,835	4,295,894

(1)	Amounts have been adjusted for all stock splits

See accompanying notes to financial statements

MOUNTAIN 1ST BANK & TRUST COMPANY

Statements of Stockholders’ Equity and Comprehensive Income (Loss)

For the Years Ended December 31, 2007, 2006 and 2005

(Dollars in thousands)

	Common Stock		Additional Paid in	Retained Earnings	Accumulated Other Comprehensive	Total
	Shares	Amount	Capital	(Deficit)	Income (Loss)
Balance, December 31, 2004	2,031,542	$10,158	$6,922	$(1,128)	$59	$16,011
Issuance of common stock	1,150,000	5,750	16,766	—	—	22,516
Stock split, effected in the form of a stock dividend	794,332	3,971	(3,971)	—	—	—
Fractional shares purchased	—	—	(29)	—	—	(29)
Stock compensation expense	—	—	2,791	—	—	2,791
Comprehensive loss
Net loss	—	—	—	(1,071)	—	(1,071)
Net unrealized loss on investment securities available for sale, net of income taxes of $165	—	—	—	—	(334)	(334)
Reclassification adjustment for gains included in net income, net of income taxes of $6	—	—	—	—	(13)	(13)

Total comprehensive loss						(1,418)

Balance, December 31, 2005	3,975,874	19,879	22,479	(2,199)	(288)	39,871
Exercise of stock options	12,341	62	61	—	—	123
Stock split, effected in the form of a stock dividend	996,314	4,981	(4,981)	—	—	—
Fractional shares purchased	—	—	(23)	—	—	(23)
Stock compensation expense	—	—	55	—	—	55
Comprehensive income
Net income	—	—	—	2,780	—	2,780
Net unrealized gain on investment securities available for sale, net of income taxes of $87	—	—	—	—	172	172
Reclassification adjustment for gains included in net income, net of income taxes of $8	—	—	—	—	17	17

Total comprehensive income						2,969

Balance, December 31, 2006	4,984,529	24,922	17,591	581	(99)	42,995
Exercise of stock options	12,498	63	44	—	—	107
Cash dividend ($0.10 per share)	—	—	—	(500)	—	(500)
Stock compensation expense	—	—	99	—	—	99
Comprehensive income
Net income	—	—	—	3,540	—	3,540
Net unrealized loss on investment securities available for sale, net of income taxes of $(3)	—	—	—	—	(5)	(5)
Reclassification adjustment for losses included in net income, net of income taxes of $(8)	—	—	—	—	(24)	(24)

Total comprehensive income						3,511

Balance, December 31, 2007	4,997,027	$24,985	$17,734	$3,621	$(128)	$46,212

See accompanying notes to financial statements.

MOUNTAIN 1ST BANK & TRUST COMPANY

Statements of Cash Flows

For the Years Ended December 31, 2007, 2006 and 2005

(Dollars in thousands)

	For The Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income (loss)	$3,540	$2,780	$(1,071)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation	991	644	358
Provision for loan losses	3,390	2,396	1,812
Deferred income taxes	(341)	(744)	(1,529)
Amortization of premium on securities, net of discount accretion	186	119	84
Origination of available for sale loans	(120,531)	(106,078)	(88,908)
Sales of available for sale loans	119,513	106,946	86,744
Net realized loss (gain) on investment securities	16	(8)	(19)
Stock compensation expense	99	55	2,791
Changes in assets and liabilities:
Accrued interest receivable	(724)	(1,273)	(935)
Other assets	(100)	(136)	(202)
Accrued interest payable	1,042	2,305	996
Other liabilities	868	(243)	693

Net cash provided by operating activities	7,949	6,763	814

Cash flows from investing activities
Purchase of investment securities available for sale	(29,667)	(45,918)	(51,897)
Sales of investment securities available for sale	3,096	1,880	2,672
Maturities and calls of investment securities	46,422	24,217	11,932
Purchase of restricted equity securities	(2,086)	(1,049)	(355)
Sales of restricted equity securities	990	—	—
Net increase in loans	(143,311)	(137,340)	(115,760)
Purchase of bank owned life insurance	(6,000)	—	—
Purchases of property and equipment	(2,977)	(2,168)	(1,365)

Net cash used in investing activities	(133,533)	(160,378)	(154,773)

Cash flows from financing activities
Net increase in deposits	104,623	144,529	138,001
Net increase in securities sold under agreements to repurchase and federal funds purchased	5,327	3,922	54
Proceeds from the issuance of common stock, net	107	123	22,516
Fractional shares purchased	—	(23)	(29)
Proceeds from borrowings	15,000	—	—
Dividends paid	(500)	—	—

Net cash provided by financing activities	124,557	148,551	160,542

Net (decrease) increase in cash and cash equivalents	(1,027)	(5,064)	6,583

Cash and cash equivalents, beginning	10,306	15,370	8,787

Cash and cash equivalents, ending	$9,279	$10,306	$15,370

Supplemental disclosure of cash flow information
Transfer of loans to repossessions acquired in settlement of loans	$670	$5	$—

Cash paid for:
Interest	$18,633	$11,123	$4,620

Income taxes	$2,646	$2,335	$829

See accompanying notes to financial statements.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Note 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)	Business and Basis of Presentation

Mountain 1st Bank & Trust Bank (the “Bank”) is a federally insured non-member commercial bank incorporated and chartered under the laws of North Carolina on April 30, 2004 and commenced operations on May 14, 2004. The Bank provides financial services through its branch network located in western North Carolina and operates under the banking laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation. The Bank competes with other financial institutions and numerous other non-financial services commercial entities offering financial services products. The Bank is further subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Bank’s customers are principally located in western North Carolina.

The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

(B)	Business Segments

The Bank reports its activities as a single business segment. In determining proper segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated, relative to resource allocation and performance assessment.

(C)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheets and the reported amounts of income and expenses for the periods presented. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

(D)	Cash and Cash Equivalents

For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, short-term interest-bearing deposits and federal funds sold. Cash and cash equivalents have maturities of three months or less. Accordingly, the carrying amount of such instruments is considered to be a reasonable estimate of fair value.

(E)	Investment Securities

Management determines the appropriate classification of investment securities at the time of purchase. Securities are classified as held to maturity (HTM) when the Bank has both the positive intent and ability to hold the securities to maturity. HTM securities are stated at amortized cost. Securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Securities not classified as HTM or trading are classified as available for sale (AFS). AFS securities are stated at fair value, with the unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity.

The fair value of securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

A decline in the market value of any AFS or HTM security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Bank considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

At December 31, 2007 and 2006, the Bank had no trading assets nor any investment securities classified as HTM. At those dates, all of the Bank’s investment securities were classified as AFS.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned. The cost of securities sold is based on the specific identification method. Gains and losses are recorded on the trade date.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

(F)	Restricted Equity Securities

The Bank, as a member institution is required to own stock in the Federal Home Loan Bank of Atlanta (FHLB). No ready market exists for this stock and it has no quoted market value, however, redemption of these stocks has historically been at par. Also, the Bank owns stock in its upstream correspondent, Silverton Bank (formerly the Bankers Bank of Atlanta, Georgia). At December 31, 2007, the Bank owned $1,532,600 in FHLB stock compared to $736,600 at December 31, 2006. The Bank’s investment in Silverton Bank stock totaled $105,457 at December 31, 2007 and 2006. Also included in restricted equity securities at December 31, 2007 is an $862,500 investment in Capital South Partners, LLC (a Small Business Investment Corporation). This includes an additional $300,000 investment made during 2007. The investment in Capital South totaled $562,500 at December 31, 2006.

(G)	Bank Owned Life Insurance

In December, 2007 the Bank purchased $6.0 million in life insurance policies on certain key employees and in January 2008 purchased an additional $5.0 million. These policies are recorded on the Bank’s balance sheet at their cash surrender value, or the amount that can be realized, and any income from these policies and changes in the net cash surrender values are recorded in Other Noninterest Income on the Bank’s Statement of Operations.

(H)	Loans Held for Sale

The Bank originates single family, residential first mortgage loans on a pre-sold, flow basis. Loans held for sale are carried at the lower of cost or fair value in the aggregate as determined by outstanding commitments from investors. At closing, these loans, together with their servicing rights, are sold to other financial institutions under prearranged terms. The Bank recognizes certain origination and service release fees upon the sale which are classified as mortgage origination income on the statements of operations.

(I)	Loans

Loans are generally stated at their outstanding unpaid principal balances net of an allowance for loan losses and net deferred fees and costs. Loan origination fees net of certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual life of the related loans using the level-yield method.

Interest on loans is recorded based on the principal amount outstanding. The Bank ceases accruing interest on loans (including impaired loans) when, in management’s judgment, the collection of interest appears doubtful or the loan is past due 90 days or more. Payments received on non-accrual loans generally are applied to principal first, and then to interest after all principal payments have been satisfied. Management may return a loan classified as nonaccrual to accrual status when the obligation has been brought current, has performed in accordance with its contractual terms over an extended period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

(J)	Allowance for Loan Losses

The allowance for loan and lease losses (ALLL) is established through provisions for losses charged against income. Loan amounts deemed to be uncollectible are charged against the ALLL, and subsequent recoveries, if any, are credited to the allowance. The ALLL represents management’s estimate of the amount necessary to absorb estimated probable losses in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on individual loan reviews, past loan loss experience, economic conditions in the Bank’s market areas, the fair value and adequacy of underlying collateral, and the growth and loss attributes of the loan portfolio. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. Thus, future additions to the ALLL may be necessary based on the impact of changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s ALLL. Such agencies may require the Bank to recognize adjustments to the ALLL based on their judgments about information available to them at the time of their examination.

A loan is considered impaired when full payment according to the terms of the loan agreement is not probable or when the terms of a loan are modified. The ALLL related to loans that are deemed impaired is based on discounted cash flows using the loan’s initial effective interest rate, the loan’s observable market price, or the fair value of the collateral for collateral dependent loans. At December 31, 2007 and December 31, 2006 the only loans considered by the Bank to be impaired were non-accrual loans which totaled $1.3 million at December 31, 2007 compared to $611 thousand at December 31, 2006.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

(K)	Real Estate Acquired in Settlement of Loans

Real estate acquired in settlement of loans (ORE) consists of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional write-downs, which are charged to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Costs related to the improvement of the property are capitalized, whereas those related to holding the property are expensed. Such properties are held for sale and, accordingly, no depreciation or amortization expense is recognized. As of December 31, 2007, the Bank has foreclosed on no loans collateralized by real estate and accordingly had no ORE.

(L)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets which range from 2 to 15 years for leasehold improvements and 2 to 25 years for furniture and equipment.

Maintenance, repairs, renewals and minor improvements are charged to expense as incurred. Major improvements are capitalized and depreciated.

(M)	Advertising Costs

Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

(N)	Short-term Borrowings

At December 31, 2007, the Bank’s short-term borrowings consisted of $15.0 million in overnight borrowings from the Federal Home Loan Bank, federal funds purchased of $7.9 million and securities sold under agreements to repurchase of $1.5 million. At December 31, 2006, the Bank’s short-term borrowings consisted of federal funds purchased totaling $2.6 million and securities sold under agreements to repurchase of $1.5 million.

(O)	Income Taxes

The provision for income taxes consists of amounts currently payable to taxing authorities and the net change in income taxes payable or refundable in future years. Income taxes deferred to future years are determined using the asset and liability method. Under this method, deferred income taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when such amounts are realized or settled.

In 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise’s tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Bank adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have any impact on the Bank’s financial position.

(P)	Stock Splits

On February 14, 2005, December 1, 2005 and December 5, 2006 the Bank effected 5-for-4 stock splits in the form of stock dividends. Net income (loss) per share information has been adjusted for all periods prior to the splits.

(Q)	Net Income (Loss) Per Share

Basic income (loss) per share represents the net income (loss) allocated to stockholders divided by the weighted-average number of common shares outstanding during the period. Dilutive income (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Bank relate to outstanding stock options, and are determined using the treasury stock method. For the year ended December 31, 2007, basic weighted average shares outstanding totaled 4,988,604 and basic earnings per share amounted to $0.71 per share. Diluted weighted average shares totaled 5,381,687 which accounted for dilution of $0.05 per share and resulted in fully diluted EPS of $0.66 for the year ended December 31, 2007. For the year ended December 31, 2006, basic weighted average shares outstanding totaled 4,977,795 and basic earnings per share (EPS) amounted to $0.56 per share. Diluted weighted average shares totaled 5,442,835 which

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

accounted for dilution of $0.05 per share and resulted in fully diluted EPS for 2006 of $0.51 per share. Due to the net loss for the year ended December 31, 2005, the outstanding stock options were anti-dilutive, therefore basic and dilutive shares and loss per share, respectively, are the same. Had the Bank not had a net loss, dilutive shares would have been 4,629,935 at December 31, 2005.

(R)	Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income. Other comprehensive income consists of unrealized gains and losses on investment securities available for sale, net of taxes. Comprehensive income (loss) is presented in the statements of stockholders’ equity and comprehensive income (loss).

(S)	Stock Compensation

In December 2004, the FASB issued SFAS No. 123(Revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized ratably in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt, and the Bank has adopted effective January 1, 2006, the new standard using a modified prospective method. Under the modified prospective method, companies are allowed to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively on the nonvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. At December 31, 2006, the Bank had two stock-based payment plans, one for directors and another for employees, which is described below. Prior to January 1, 2006, the Bank, as permitted under SFAS 123, applied the intrinsic value method under APB 25 and related interpretations in accounting for its stock-based compensation plan.

Effective January 1, 2006, the Bank adopted the provisions of SFAS 123(R) thereby expensing employee stock-based compensation using the fair value method prospectively for all awards granted, modified, or settled on or after January 1, 2006. The fair value at the date of grant of the stock option is estimated using the Black-Scholes option-pricing model based on assumptions noted in a table below. The dividend yield is based on estimated future dividend yields. The risk-free rate for periods within the contractual term of the share option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities are generally based on historical volatilities. The expected term of share options granted is generally derived from historical experience. Compensation expense is recognized on a straight-line basis over the stock option vesting period. The impact of adoption of the fair value based method for expense recognition of employee awards resulted in net expense of approximately $99 thousand for the year ended December 31, 2007 compared to $55 thousand for the year ended December 31, 2006.

The Bank’s stock option plans, which are stockholder approved, provide for stock options to be granted primarily to directors, officers and other key associates. Options granted under the directors’ stock option plan are non-incentive stock options while options granted under the employee stock option plan are incentive stock options. Share option awards are granted with an exercise price equal to, or higher than, the market price of the Bank’s shares at the date of grant. Options vest ratably over a pre-determined period, generally five years, and expire after ten years from the date of grant, except as discussed below. Share options awards provide for accelerated vesting if there is a change in control, as defined in the stock option plan. At December 31, 2007, no shares were available to be granted under the directors’ plan and 37,511 shares remained available for award under the employee plan. Of the 941,095 options awarded prior to December 31, 2005, 933,283 or 99.2% were fully vested at that date with the remaining shares fully vested during the first and second quarters of 2006.

As noted in Note 12, the Plans were established in 2004 subject to approvals of shareholders and the Commissioner, which occurred in June 2005. The Bank entered into stock option agreements during 2004 with directors and certain employees. Agreements executed in June and July of 2004 for options to purchase approximately 595 thousand shares (all share and per share amounts in this note have been adjusted for all stock splits) had an exercise price of $5.63 per share that was less than the market value of $10.35 per share of the Bank’s stock on the deemed grant date in June 2005. The difference between the exercise price and the market value of the stock was $4.72 per share (i.e. the intrinsic value). Compensation cost recognized in the year ended December 31, 2005 was approximately $2.8 million. This amount represents the per share intrinsic value based on the 595 thousand shares at the value of $4.72 per share.

Management believes that the over-the-counter (“OTC”) quoted market prices of the Bank’s stock do not reflect an accurate value of the stock since the stock is not traded in large volumes and the OTC bid and ask quotes are for very small share lots. The Plans themselves contemplate that there is no efficient market unless the stock is listed on an exchange. The Plans assign the responsibility to value the stock at each grant date to the Board of directors, until such time the Bank’s stock trades on a stock exchange. Management believes that this approach to valuation is consistent with the measurement principles established by APB 25.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

The Bank engaged an investment banker to assist in the valuation of the Bank’s stock as of June 2005. The investment banker first concluded that the Bank’s stock does not freely trade on an established market, which is the condition required to be met by APB 25 when the value of the underlying stock is valued on a basis other than a quoted market price. Next the valuation considered the ratio of the market price of publicly traded (on an exchange) peer group banks in relation to their book values. This ratio was then applied to the book value of the Bank to estimate a value under this approach. The valuation also included a discounted cash flow analysis using discount rates of 13% to 15% applied to growth and performance assumptions provided by management. The results of the values obtained under the two methodologies were analyzed and a conclusion was reached by the Board of Directors that the value of the stock at the time the Plans were approved was $10.35 per share.

Under the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) if a company elects to follow the intrinsic value method of measuring compensation cost under APB 25, proforma disclosures of compensation cost must be made as if the Bank had adopted the fair value recognition method under SFAS 123. The following table illustrates the effect on net income (loss) per share and earnings (loss) per share as if the fair value method had been applied to all outstanding and unvested awards in each of the periods presented: (dollars in thousands except per share data)

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Net income (loss) as reported	$3,540	$2,780	$(1,071)
Add: stock-based employee compensation expense included in reported net income	99	55	—
Deduct: total stock based employee compensation cost determined under fair value based method	(99)	(55)	(2,498)

Pro forma net loss, based on SFAS No. 123R	$3,540	$2,780	$(3,569)

Basic earnings (loss) per share:
As reported	$0.71	$0.56	$(0.25)
Pro forma	$0.71	$0.56	$(1.04)
Diluted earnings (loss) per share:
As reported	$0.66	$0.51	$(0.25)
Pro forma	$0.66	$0.51	$(1.04)

Assumptions in estimating option values:
Risk-free rate	—	4.96%	3.73%
Dividend yield	—	—%	—%
Volatility	—	30%	45%
Expected life	—	10 years	10 years

The weighted average fair value of options granted for the years ended December 31, 2006 and 2005 were $10.36 and $5.21, respectively. There were no options granted in the year ended December 31, 2007.

(T)	Reclassifications

Certain prior year amounts have been reclassified in the financial statements to conform with the current year presentation. The reclassifications had no effect on previously reported net income (loss) or stockholders’ equity.

(U)	Recently Issued Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and / or disclosure of financial information by the Bank.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS 157 is effective for the Bank on January 1, 2008 and is not expected to have any impact on the Bank’s financial statements.

In September, 2006, the FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4 “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967”. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The Bank does not believe the adoption of EITF 06-4 will have a material impact on its current financial position, results of operations and cash flows, however, it is continuing to analyze the potential for impact on future periods which may result from the adoption of EITF 06-4.

In September 2006, the FASB ratified the consensus reached on EITF 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008. The Bank does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF 06-10”). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Bank does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.” This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement, 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Bank on January 1, 2008. The Bank is currently analyzing the fair value option provided under SFAS 159.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Bank’s financial position, results of operations or cash flows.

(V)	Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) as amended by SFAS No.’s 137, 138 and 149 establishes accounting and reporting standards for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet, and measures those instruments at fair value. Changes in the fair value of those derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting. The Bank does not currently engage in any activities that qualify for hedge accounting under SFAS 133. Accordingly, changes in fair value of these derivative instruments are included in gain on sales of loans held for sale in the consolidated statements of operations.

Note 2 – Restrictions on Cash

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the Federal Reserve Bank (FRB). At December 31, 2006, the Bank’s reserve requirements exceeded cash maintained in the Bank’s vault by a total of $1.5 million. This additional reserve requirement was maintained in a segregated account with a correspondent bank on behalf of the FRB. During 2007, the Bank adopted an internal deposit reclassification system (approved by the Board of Governors under Regulation D) whereby significant portions of interest bearing and noninterest bearing transaction accounts are transferred to a non-reservable savings account status. As a result, all required reserves at December 31, 2007 were met by the Bank’s vault cash.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Note 3 – Investment Securities

Following is a summary of investment securities at December 31, 2007 and 2006 (dollars in thousands):

	At December 31, 2007
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
U.S. Government agencies	$14,536	$54	$306	$14,284
Government-sponsored enterprises	10,921	128	3	11,046
Mortgage backed securities	35,851	128	194	35,785

Total securities available for sale	$61,308	$310	$503	$61,115

	At December 31, 2006
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
U.S. Government agencies	$2,922	$52	$—	$2,974
Government-sponsored enterprises	36,160	23	87	36,096
Mortgage backed securities	42,279	32	171	42,140

Total securities available for sale	$81,361	$107	$258	$81,210

The following tables show the gross unrealized losses and fair values, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006, respectively. All unrealized losses on investment securities are considered by management to be temporary in nature. Given the credit ratings on these investment securities, the short duration of the individual securities, and the Bank’s ability and intent to hold these securities to maturity, these securities are not considered to be permanently impaired. (dollars in thousands):

	At December 31, 2007
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
U. S. Government Agencies	$10,168	$306	$—	$—	$10,168	$306
Government-sponsored enterprises	—	—	997	3	997	3
Mortgage backed securities	8,341	190	1,597	4	9,938	194

Total temporarily impaired securities	$18,509	$496	$2,594	$7	$21,103	$503

	At December 31, 2006
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
Government-sponsored enterprises	$14,478	$21	$13,432	$66	$27,910	$87
Mortgage backed securities	8,376	33	18,598	138	26,974	171

Total temporarily impaired securities	$22,854	$54	$32,030	$204	$54,884	$258

Four individual securities were in a continuous unrealized loss position for twelve months or more at December 31, 2007.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

The aggregate amortized cost and fair value of investment securities available for sale at December 31, 2007, by remaining contractual maturity, are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations (dollars in thousands):

	At December 31, 2007
	Amortized cost	Fair value
U.S. Government agencies
Due after 1 year through 5 years	$952	$921
Due after 5 years through 10 years	8,839	8,660
Due after 10 years	4,745	4,703
Government-sponsored enterprises
Due within 1 year	999	997
Due after 1 year through 5 years	7,485	7,567
Due after 10 years	2,437	2,482
Mortgage-backed securities	35,851	35,785

Total	$61,308	$61,115

Proceeds from sales of investment securities available for sale were $3.1 million and $1.9 million for the years ended December 31, 2007 and 2006, respectively. There were no gross realized gains from the sales of investment securities available for sale for the year ended December 31, 2007 compared to $8,000 for the year ended December 31, 2006 and $19,000 for the year ended December 31, 2005. Gross realized losses for the year ended December 31, 2007 were $16,000. There were no realized losses for the years ended December 31, 2006 or 2005.

Investment securities with amortized cost of $15.4 million and fair value of $15.5 million were pledged as collateral on a credit availability through Bankers Bank, for securities sold under agreements to repurchase and other banking purposes at December 31, 2007.

Note 4 – Loans

Following is a summary of loans, excluding loans held for sale, at December 31, 2007, 2006, 2005 and 2004 (dollars in thousands):

	At December 31,
	2007	2006	2005	2004
Real estate:
Construction and development	$159,127	$131,928	$131,928	$90,915
1-4 family residential	99,692	68,427	6,427	46,348
Multifamily	5,768	4,478	4,478	2,343
Nonfarm, nonresidential	164,940	98,220	98,220	61,190

Total real estate loans	429,527	303,053	303,053	200,796
Commercial and industrial loans	80,867	64,946	64,946	33,202
Consumer	6,514	7,182	7,182	4,126

	516,908	375,181	375,181	238,124
Allowance for loan losses	(7,571)	(5,765)	(5,765)	(3,652)

Total loans	$509,337	$369,416	$369,416	$234,472

At December 31, 2007, the Bank had $1.3 million in non-accruing loans compared to $611 thousand at December 31, 2006. The foregone interest associated with these loans totaled $124 thousand at December 31, 2007 compared to $26 thousand at December 31, 2006. No other credits were deemed impaired at December 31, 2007 or December 31, 2006.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Note 5 – Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses is as follows (dollars in thousands):

	For the Year Ended December 31,
	2007	2006	2005	2004
Balance, beginning	$5,765	$3,652	$1,840	$—
Provision for loan losses charged to expense	3,390	2,396	1,812	1,840
Loan charge-offs	(1,597)	(288)	—	—
Loan recoveries	13	5	—	—

Balance, ending	$7,571	$5,765	$3,652	$1,840

Note 6 – Property and Equipment

The components of property and equipment and accumulated depreciation are as follows (amounts in thousands):

	At December 31,
	2007	2006
Premises:
Land	$275	$275
Buildings	294	77
Leasehold improvements	2,631	1,183
Furniture and fixtures	3,468	2,520
Computer and telecom equipment and software	1,962	1,598
Other	26	26

Property and equipment, total	8,656	5,679
Less accumulated depreciation	(2,101)	(1,110)

Property and equipment	$6,555	$4,569

Depreciation amounted to $991 thousand, $644 thousand and $358 thousand for the years ended December 31, 2007, 2006 and 2005, respectively.

Note 7 – Time Deposits

Time deposits in denominations of $100,000 or more were $168.9 million and $138.1 million at December 31, 2007 and 2006, respectively. Interest expense on such deposits aggregated approximately $7.9 million, $5.6 million and $2.2 million for the years ended December 31, 2007, 2006 and 2005, respectively. Time deposits maturing subsequent to December 31, 2007 are as follows (dollars in thousands):

Maturing in	Amount
2008	$344,158
2009	2,381
2010	749
2011	464
2012	229
2013	30

$348,011

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Note 8 – Borrowings

At December 31, 2007, the Bank’s borrowings consisted of overnight borrowings from the Federal Home Loan Bank, federal funds purchased and securities sold under agreements to repurchase. Additional information as of December 31, 2007 and 2006 is summarized below: (dollars in thousands):

	2007	2006
Outstanding balance at December 31	$24,458	$4,131

Year-end weighted average rate	4.43%	5.44%

Daily average outstanding during the period	$10,307	$1,946

Average rate for the period	5.24%	5.14%

Maximum outstanding at any month-end during the period	$24,458	$15,464

At December 31, 2007, the Bank’s short-term borrowings consisted of $15.0 million in overnight borrowings from the Federal Home Loan Bank at a rate of 4.40%, federal funds purchased of $7.9 million at a rate of 4.60% and securities sold under agreements to repurchase of $1.5 million at a rate of 3.84%. A portion of the Bank’s short-term borrowings are collateralized by investment securities as described in Note 3.

As of December 31, 2007, the Bank had lines of credit to purchase federal funds from unrelated banks totaling $33.5 million. These lines of credit are unsecured and are available on a one to fourteen day basis for general corporate purposes. As of December 31, 2007, the Bank had $7.9 million drawn from these lines. The Bank also has a line of credit to borrow funds from a correspondent bank on a secured basis. This $10.0 million line is available on a one day basis and is secured by investment securities with total fair market values of $11.4 million.

Note 9 – Leases

As of December 31, 2007, the Bank leases office space under non-cancelable operating leases. Future minimum lease payments required under the leases are as follows (dollars in thousands):

Year Ending December 31,	Amount
2008	$650
2009	668
2010	708
2011	594
2012	566
Thereafter	1,516

$4,702

The leases contain options for renewals after the expiration of the current lease terms. The cost of such renewals is not included above. Total rent expense for the years ended December 31, 2007, 2006 and 2005 amounted to $606 thousand, $465 thousand and $300 thousand, respectively.

Note 10 – Income Taxes

The following table presents the Bank’s current and deferred income tax provision (benefit) at the end of 2007, 2006 and 2005 (dollars in thousands):

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

The components of income tax expense are as follows (amounts in thousands):

	Current	Deferred	Total
Year ended December 31, 2007:
Federal	$2,165	$(280)	$1,885
State	394	(61)	333

	$2,559	$(341)	$2,218

Year ended December 31, 2006:
Federal	$1,958	$(688)	$1,270
State	295	(56)	239

	$2,253	$(744)	$1,509

Year ended December 31, 2005:
Federal	$807	$(1,483)	$(676)
State	169	(46)	123

	$976	$(1,529)	$(553)

Reconciliation between the income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows (dollars in thousands):

	For the Years Ended
	2007	2006	2005
Tax at statutory federal rate	$1,958	$1,458	$(552)
State income tax, net of federal benefit	220	158	97
Nondeductible employee stock compensation	34	—	442
Other	6	101	51
Deferred tax asset valuation allowance change, net	—	(208)	(591)

Income tax expense (benefit)	$2,218	$1,509	$(553)

The significant components of deferred tax assets and liabilities are summarized as follows (dollars in thousands):

	At December 31,
	2007	2006
Deferred tax assets:
Allowance for loan losses	$2,555	$2,024
Pre-opening expenses	80	138
Nonqualified stock compensation	575	567
Unrealized losses on securities available for sale	66	51

Deferred tax asset	$3,276	$2,780

Deferred tax liabilities:
Depreciation	$(542)	$(438)
Deferred loan costs, net	(55)	(18)

Deferred tax liability	$(597)	$(456)

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2007 and 2006, management determined that it was more likely than not that all assets would be realized and no valuation allowance was appropriate. As of December 31, 2005, in consideration of the lack of an established earnings history, management provided valuation allowances of approximately 11% to reflect its estimate of net realizable value as of that date. The net deferred asset is included in “other assets” in the balance sheet.

The Bank has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

Note 11 – 401(k) / Profit Sharing Plan

Effective January 1, 2005, the Bank adopted a 401(k) / Profit Sharing Plan which is available to all full-time employees and part-time employees working more than 1000 hours per year. The 401(k) plan provides that employee contributions are matched in an amount equal to 100% of employee contributions which do not exceed 3% of compensation and 50% of employee contributions over 3% and up to 5% of compensation. Both employee contributions and the initial 3% Bank matching contribution under the 401(k) Plan are 100% vested at all times. The additional 2% match under the 401(k) Plan, as well as any discretionary Bank contributions under the Profit Sharing Plan are fully vested after three years. Matching contributions under the 401(k) Plan / Profit Sharing Plan totaled approximately $202 thousand, $164 thousand and $100 thousand for 2007, 2006 and 2005, respectively. Discretionary contributions totaled $112 thousand for 2006 and $138 thousand for the 2005 plan year. There were no discretionary contributions made in 2007.

Note 12 – Stock Options

Stock Option Plans

During 2004, the Bank’s Board of Directors approved both an Employee Stock Option Plan and a Director Stock Option Plan (collectively referred to as the Plans) subject to the approval of the Bank’s stockholders and the North Carolina Commissioner of Banks. The Plans, as they subsequently were amended by the Board and approved by the Bank’s stockholders and the Commissioner, provide that up to 497,110 shares (adjusted for all stock splits) of the Bank’s common stock may be issued under each of these plans for a combined total of 994,220 shares. Options granted under the Plans may be vested immediately and expire no more than 10 years from date of grant. The exercise price for any options granted under the Plans is set by the Board of Directors at the date of grant (and is adjusted on a pro rata basis for any subsequent stock split). In 2007, no options were granted either under the Employee Stock Option Plan or the Director Stock Option Plan. During 2006, 25,000 options were granted under the Employee Stock Option Plan while no options were granted under the Director Stock Option Plan. In 2005, 180,803 options were granted under the Director Stock Option Plan and 149,062 options were granted under the Employee Stock Option Plan. Including options forfeited and those exercised, the total number of options outstanding at December 31, 2007 under each plan was 497,110 in the Director Stock Option Plan and 431,667 in the Employee Stock Option Plan.

A summary of the activity in the Plans and related information for the years ended December 31, 2007, 2006, 2005 is as follows:

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

		Outstanding Options		Exercisable Options
	Shares Available for Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At December 31, 2004	20,606	614,160	$5.82	—	$—
Plan amendment	359,454	—	—	—	—
Options granted	(329,865)	329,865	13.45	329,865	13.45
Options vested	—	—	—	606,348	5.82
Options forfeited	2,930	(2,930)	5.63	(2,930)	5.63

At December 31, 2005	53,125	941,095	8.49	933,283	8.49

Options granted	(25,000)	25,000	23.90	—	—
Options vested	—	—	—	7,812	5.63
Options exercised	—	(15,434)	7.97	(15,434)	7.97
Options forfeited	2,344	(2,344)	13.31	(2,344)	13.31

At December 31, 2006	30,469	948,317	8.90	923,317	8.90

Options granted	—	—	—	—	—
Options vested	—	—	—	5,000	23.90

Additional information concerning the Bank’s Plans as of December 31, 2007 is as follows:

Exercise Price	Number Outstanding	Number Exercisable	Intrinsic Value (1)	Remaining Contractual Life
$5.63	576,063	576,063	$4,820	6.49 Years
$10.75	6,836	6,836	22	6.73 Years
$12.29	9,766	9,766	17	6.76 Years
$13.31	292,806	292,806	201	7.75 Years
$14.08	12,056	12,056	(1)	7.75 Years
$20.60	6,250	6,250	(41)	7.94 Years
$23.80	12,500	2,500	(125)	8.94 Years
$24.00	12,500	2,500	(122)	8.50 Years

Total outstanding at end of the year	928,777	908,777	$4,771	6.98 Years

(1)	dollars in thousands

It is the Bank’s policy to issue new shares to satisfy option exercises. Cash received from option exercises amounted to $107 thousand and $123 thousand for the years ended December 31, 2007 and 2006, respectively. The total intrinsic value of options exercised during 2007 and 2006 was $160 thousand and $339 thousand, respectively.

Anticipated total unrecognized compensation cost related to outstanding non-vested stock options will be recognized over the following periods (in thousands):

2008	$57
2009	34
2010	18
2011	7

$116

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Note 13 – Contingent Liabilities, Commitments and Uncertainties

Litigation

In the normal course of business the Bank is involved in various legal proceedings. Management believes that any liability resulting from such proceedings will not be material to the financial statements.

Risks and Uncertainties

In the normal course of its business, the Bank encounters numerous risks. Two of the most significant of these types of risk are economic and regulatory. There are three main components of economic risk; interest rate risk, credit risk, and market risk. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Bank’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Bank, and the valuation of loans held for sale and investment securities available for sale.

The Bank is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Bank also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operation restrictions, resulting from the regulators’ judgments based on information available to them at the time of their examination.

Financial Instruments with Off-Balance-Sheet-Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments are as follows (dollars in thousands):

	At December 31
	2007	2006
Commitments to extend credit	$97,999	$92,555
Standby letters of credit	960	1,156

	$98,959	$93,711

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivables, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances which the Bank deems necessary. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements. The Bank has not recorded a liability for the current carrying amount of the obligation to perform as a guarantor, and no contingent liability was considered necessary, as such amounts were not considered material.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Concentrations of Credit Risk

Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of loans, investment securities, federal funds sold and amounts due from banks with loans accounting for the most significant risk.

The Bank makes loans to individuals and small businesses for various personal and commercial purposes primarily in western North Carolina. Management does not consider the loan portfolio to be significantly concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

Recently, banking regulators have raised concern and are preparing to heighten regulatory scrutiny regarding loan portfolios with concentrations of loans collateralized by real estate, particularly commercial real estate (“CRE”). They have defined CRE to include construction loans, acquisition and development loans, loans collateralized with tracts of raw land for speculative purposes, any sort of commercial premise unless it is owner occupied and a number of other subcategories. As noted within this report, slightly more than 83% of Mountain 1st Bank’s loan portfolio is collateralized by real estate. As with the vast majority of community banks, management believes that utilizing real estate as collateral generally provides the safest form of lending reasonably available to the Bank. Furthermore, real estate lending is the principal core competency and expertise of the Bank’s lending team. North Carolina has become the number one state in the country for in-migration and western North Carolina has been and is forecast to continue to be the beneficiary of a sizeable portion of this influx of new residents. These factors, coupled with the diversification of the different types of real estate collateral and the Bank’s emphasis on borrowers’ secondary repayment sources rather than placing over reliance on liquidation of real estate as the source of repayment of loans, significantly mitigates the risk of this concentration in management’s opinion.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries, geographic regions and loan types, management monitors exposure to credit risk from other lending practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.) and loans with high loan-to-value ratios (“LTV”). Regulatory guidelines state that the total amount of all loans in excess of the regulatory loan-to-value ratio limits should not exceed 100% of a bank’s total risk-based capital. These types of loans totaled $64.2 million at December 31, 2005 representing 148.6% of the Bank’s total risk-based capital. During 2006, management determined that a reduction in the amount of loans with LTV exceptions was warranted to aid in mitigating the above noted real estate concentration risk. As a result of management’s actions, loans with LTV’s that exceeded regulatory guidelines were reduced to 88% of risk-based capital at December 31, 2006. Continued efforts in 2007 further reduced the amount of loans with LTV exceptions to $29.0 million or 55.0% of risk-based capital at December 31, 2007.

The Bank’s investment portfolio consists principally of obligations of the United States, its agencies, Government Sponsored Enterprises and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio.

The Bank places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Note 14 – Stockholders’ Equity

Restriction on Dividends

As a North Carolina banking corporation, the Bank may pay cash dividends only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends when it is determined that such a limitation is in the public interest and is necessary to ensure a bank’s financial soundness. In addition, as a condition to receiving its charter, the Bank entered into an agreement with the North Carolina Banking Commission (which is standard with all newly chartered banks in the state) restricting the payment of cash dividends for the first three years of its existence.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighed assets, and of Tier I capital to average assets, as all those terms are defined in the applicable regulations.

As of December 31, 2007, the most recent notification from the Bank’s primary regulator categorized the Bank as “well-capitalized” under the regulatory framework for prompt corrective action. There are no events or conditions since the notification that management believes have changed the Bank’s category.

The table below summarizes the Bank’s capital ratios at December 31, 2007 and 2006 (dollars in thousands):

	Actual		Required		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Tier I capital (to risk-weighted assets)	$46,339	9.18%	$20,181	4.00%	$30,271	6.00%
Total capital (to risk-weighted assets)	52,661	10.44	40,362	8.00	50,452	10.00
Leverage - Tier I capital (to average assets)	46,339	7.85	23,612	4.00	29,515	5.00

As of December 31, 2006
Tier I capital (to risk-weighted assets)	$43,094	11.01%	$15,657	4.00%	$23,485	6.00%
Total capital (to risk-weighted assets)	47,997	12.26	31,383	8.00	39,228	10.00
Leverage - Tier I capital (to average assets)	43,094	9.18	18,768	4.00	23,460	5.00

Note 15 – Related Party Transactions

The Bank has loan and deposit relationships with most of its directors and executive officers and with companies with which certain directors and executive officers are associated. The following is a reconciliation of loans directly outstanding to executive officers, directors and their affiliates (dollars in thousands):

	At December 31,
	2007	2006
Balance, beginning	$15,625	$13,096
New loans and advances	9,153	6,322
Repayments	(6,558)	(3,793)

Balance, ending	$18,220	$15,625

As a matter of policy, these loans and credit lines are approved by the Board of Directors and are made with interest rates, terms, and collateral requirements comparable to those required of other borrowers. In the opinion of management, these loans do not involve more than the normal risk of collectibility. The Bank also enters into other transactions in the ordinary course of business with affiliates. Bank policy requires transactions with affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors. The following are two transactions entered into with affiliates which were outstanding at December 31, 2007:

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

The Bank leases the site for its Fletcher branch from a company owned by a director of the Bank. The initial lease term is ten years, with options to renew the lease for up to three successive five-year renewal terms. The terms of the lease call for a $3,200 per month rental payment during the first five years of the initial term, with payments during the second five years to be increased by the lesser of 18% or the aggregate increase in the Chained Consumer Price Index for all Urban Consumers during the previous five years. Rental payments during each renewal term will be adjusted by the lesser of 15% or the aggregate increase in the Chained Consumer Price Index for all Urban Consumers for the immediately preceding five years. Lease payments under this lease totaled $38,400 for the years ended December 31, 2007 and 2006 and $9,600 for the portion of fiscal 2005 during which the Bank leased this facility.

The Bank leases the site for its Marion branch from a company of which a director is co-owner. The initial lease term is five years, with options to renew the lease for up to four successive three-year renewal terms. The terms of the lease call for a $3,500 per month rental payment during the initial term. Rental payments for each renewal term will be adjusted by the aggregate increase in the Consumer Price Index for all Urban Consumers for the immediately preceding lease term. Lease payments under this lease totaled $42,000 for the year ended December 31, 2007 and $26,250 for the portion of the year during which the Bank leased this facility in 2006.

Note 16 – Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2007 and 2006, respectively.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks, Federal Funds Sold and Interest-Earning Deposits

The carrying amounts for cash and due from banks, federal funds sold and interest-earning deposits approximate fair value because of the short maturities of those instruments. These instruments are considered cash and cash equivalents.

Investment Securities

Fair values for investment securities are based on quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Held for Sale

Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans

For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Bank Owned Life Insurance

The carrying value of life insurance approximates fair value since this investment is carried at cash surrender value, as determined by the insurer.

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Deposits, Short-term Borrowings and Long-term Debt

The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of time deposits, short-term borrowings and long-term debt is estimated based upon the discounted value of projected future cash outflows using the rates currently offered for instruments of similar remaining maturities.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amounts of accrued interest receivable and accrued interest payable are assumed to approximate fair values. The following table presents the carrying values and estimated fair values of the Bank’s financial instruments at December 31, 2007 and 2006 (dollars in thousands):

	Carrying value	Estimated fair value
As of December 31, 2007
Financial assets:
Cash and cash equivalents	$9,210	$9,210
Federal funds sold and interest earning bank balances	69	69
Investment securities available for sale	61,115	61,115
Loans available for sale	5,035	5,035
Loans, net of allowance for loan losses	509,337	513,995
Bank owned life insurance	6,000	6,000

Financial liabilities:
Deposits	$529,105	$525,989
Securities sold under agreements to repurchase and federal funds purchased	9,458	9,460
Borrowings	15,000	14,785

As of December 31, 2006
Financial assets:
Cash and cash equivalents	$10,300	$10,300
Federal funds sold and interest earning bank balances	6	6
Investment securities available for sale	81,210	81,210
Loans available for sale	4,017	4,017
Loans, net of allowance for loan losses	369,416	370,110

Financial liabilities:
Deposits	$424,482	$415,800
Securities sold under agreements to repurchase and

MOUNTAIN 1ST BANK & TRUST COMPANY

Notes to Financial Statements

Note 17 – Quarterly Financial Data (Unaudited)

Unaudited condensed financial data by quarter for the years ended December 31, 2007 and 2006 is as follows (dollars in thousands except per share data):

	For the Year Ended December 31, 2007				For the Year Ended December 31, 2006
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$10,977	$10,763	$10,009	$8,991	$8,648	$8,116	$6,891	$5,633
Interest expense	(5,363)	(5,197)	(4,767)	(4,348)	(4,208)	(3,883)	(3,012)	(2,326)

Net interest income	5,614	5,566	5,242	4,643	4,440	4,233	3,879	3,307
Provision for loan losses	(1,035)	(860)	(832)	(663)	(655)	(460)	(630)	(651)

Net interest income after provision for loan losses	4,579	4,706	4,410	3,980	3,785	3,773	3,249	2,656
Noninterest income	1,016	1,119	1,100	1,059	1,084	933	873	615
Noninterest expense	(4,426)	(4,281)	(3,976)	(3,528)	(3,910)	(3,278)	(3,047)	(2,444)

Income before income taxes	1,169	1,544	1,534	1,511	959	1,428	1,075	827

Income tax expense	(390)	(602)	(606)	(620)	(443)	(705)	(273)	(88)

Net income	$779	$942	$928	$891	$516	$723	$802	$739

Earnings per common share:(1)
Basic	$0.16	$0.19	$0.18	$0.18	$0.10	$0.15	$0.16	$0.15

Diluted	$0.15	$0.18	$0.17	$0.16	$0.09	$0.13	$0.15	$0.14

Weighted average shares outstanding: (1)
Basic	4,997,027	4,988,197	4,984,529	4,984,529	4,984,529	4,984,250	4,975,875	4,969,843
Diluted	5,291,732	5,366,787	5,414,185	5,446,481	5,451,906	5,492,314	5,459,960	5,435,824

(1)	All share and per share amounts have been adjusted for stock splits

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable

ITEM 9A.	CONTROLS AND PROCEDURES

Our management, with the participation of our chief executive officer and principal accounting officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures in accordance with Section 13a – 15 of the Securities Exchange Act of 1934 (the “Exchange Act”). Based on the evaluation, our chief executive officer and principal accounting officer concluded that, as of the end of the period covered by this report, our disclosure controls and procedures are effective in enabling us to record, process, summarize and report in a timely manner the information required to be disclosed in periodic reports we file under the Exchange Act.

It should be noted that the design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

Management’s Report on Internal Control Over Financial Reporting is included on page 42 of this report on Form 10-K. The attestation report of our independent accountants regarding management’s assessment of our internal control over financial reporting is included on pages 44 and 45 of this report.

No change in our internal control over financial reporting has occurred during the Bank’s fourth fiscal quarter of 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

Not applicable

PART III

ITEM 10.	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors and Executive Officers. The information regarding our directors and executive officers is incorporated by reference from the information under the headings “Proposal 2: Election of Directors” and “Executive Officers” in our definitive Proxy Statement to be distributed in connection with our 2008 annual meeting of shareholders.

Audit Committee. Information regarding our audit committee is incorporated by reference from the information under the captions “Committees of Our Board – General” and “Audit Committee” in our definitive Proxy Statement to be distributed in connection with our 2008 annual meeting of shareholders.

Audit Committee Financial Expert. Information about our Board of Directors’ determination as to whether the Bank has a financial expert serving on its audit committee is incorporated by reference from the information under the caption “Committees of Our Board — Audit Committee — Audit Committee Financial Expert” in our definitive proxy statement to be distributed in connection with our 2008 annual meeting of shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance. Information regarding compliance by our directors, executive officers and principal shareholders with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 is incorporated by reference from the information under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” in our definitive Proxy Statement to be distributed in connection with our 2008 annual meeting of shareholders.

Code of Ethics. Our Board of Directors has adopted a Code of Ethics that applies to the Bank’s directors and to all our executive officers, including without limitation our chief executive officer and principal accounting officer. A copy will be provided without charge to any person upon request. Requests for copies should be directed by mail to Sherrie Rogers, Corporate Secretary at 101 Jack Street, Hendersonville, North Carolina 28792, or by telephone to (828) 697-3100.

ITEM 11.	EXECUTIVE COMPENSATION

Information regarding compensation paid or provided to our executive officers and directors is incorporated by reference from the information under the headings “Compensation Discussion and Analysis,” “Executive Compensation,” and “Director Compensation” in our definitive Proxy Statement to be distributed in connection with our 2008 annual meeting of shareholders is incorporated into this Report by reference.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Securities. Information regarding the beneficial ownership of the Bank’s common stock by its directors, executive officers and principal shareholders is incorporated by reference from the information under the caption “Beneficial Ownership of Our Common Stock” in our definitive Proxy Statement to be distributed in connection with our 2008 annual meeting of shareholders is incorporated into this Report by reference.

Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes all compensation plans and individual compensation arrangements which were in effect on December 31, 2007, and under which shares of the Bank’s common stock have been authorized for issuance.

EQUITY COMPENSATION PLAN INFORMATION (1)
Plan category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by the Bank’s security holders	928,777	$8.86	37,511
Equity compensation plans not approved by the Bank’s security holders	—	—	—
Total	928,777	$8.86	37,511

(1)	Adjusted for stock splits.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information regarding transactions between us and our directors and executive officers is incorporated by reference from the information under the caption “Transactions with Related Persons” of our definitive Proxy Statement to be distributed in connection with our 2007 annual meeting of shareholders is included into this Report by reference.

Information regarding our independent directors is incorporated by reference from the information under the caption “Corporate Governance – Director Independence” in our definitive Proxy Statement to be distributed in connection with our 2008 annual meeting of shareholders.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information required by this Item is incorporated by reference from the information under the caption “Services and Fees During 2007 and 2006” in our definitive Proxy Statement to be distributed in connection with our 2008 annual meeting of shareholders.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Financial statements. The following financial statements are included in Item 8 of this Report:

•	Report of Elliott Davis, PLLC

•	Management’s Report on Internal Control Over Financial Reporting

•	Balance Sheets as of December 31, 2007 and 2006

•	Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005

•	Statements of Shareholders’ Equity for the Years Ended December 31, 2007, 2006 and 2005

•	Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005

•	Notes to Financial Statements – December 31, 2007 and 2006

(b)	Exhibits. An Exhibit index listing exhibits that are being filed or furnished with, or incorporated by reference into, this Report appears immediately following the signature page and is incorporated herein by reference.

(c)	Financial statement schedules. No separate financial statement schedules are being filed as all required schedules either are not applicable or are contained in the financial statements listed above or in Item 7 of this Report.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOUNTAIN 1st BANK & TRUST COMPANY

Date: March 14 , 2008	By:	/s/ Gregory L. Gibson
Gregory L. Gibson
Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ B. Lee Beason B. Lee Beason	Executive Vice President, COO and Director	March 12, 2008

/s/ William H. Burton William H. Burton	Vice Chairman and Director	March 11, 2008

/s/ Michael D. Foster Michael D. Foster	Director	March 13 2008

/s/ Gregory L. Gibson Gregory L. Gibson	Chief Executive Officer and Director	March 11 2008

/s/ James C. Kirkpatrick James C. Kirkpatrick	Director	March 13, 2008

/s/ H. Steve McManus H. Steve McManus	Director	March 11 2008

/s/ Van F. Phillips Van F. Phillips	Director	March 11 2008

/s/ Vincent K. Rees Vincent K. Rees	President and Director	March 11, 2008

/s/ Bradley B. Schnyder Bradley B. Schnyder	Chairman and Director	March 11, 2008

/s/ Catherine H. Schroader Catherine H. Schroader	Director	March 13, 2008

/s/ John S. Sheiry John S. Sheiry	Director	March 11, 2008

/s/ J. Michael Smith J. Michael Smith	Director	March 11, 2008

EXHIBIT INDEX

Exhibit (3)(i)	Articles of Incorporation, incorporated herein by reference to Exhibit 2(i) to the Form 10 filed with the FDIC on April 30, 2005.

Exhibit (3)(ii)	Bylaws, incorporated herein by reference to Exhibit 3.1 to the Form 10 filed with the FDIC on April 30, 2005.

Exhibit (4)	Form of Stock Certificate, incorporated herein by reference to Exhibit 4.1 to the Form 10 filed with the FDIC on April 30, 2005.

Exhibit (10)(i)	Mountain 1st Bank Employee Stock Option Plan, incorporated herein by reference to Exhibit 10.1 to the Form 8-K filed with the FDIC on August 3, 2005

Exhibit (10)(ii)	Mountain 1st Bank Director Stock Option Plan, incorporated herein by reference to Exhibit 10.2 to the Form 8-K filed with the FDIC on August 3, 2005

Exhibit (10)(iii)	Lease agreement dated August 5, 2005 between the Bank and McManus Development, LLC with which Director H. Steve McManus is the managing member and which relates to the Bank’s Fletcher branch office, incorporated herein by reference to Exhibit 10.3 to the Form 10-K filed with the FDIC on March 15, 2007.

Exhibit (10)(iv)	Lease agreement dated December 15, 2005 between the Bank and Great Meadows, Inc. with which Director Van F. Phillips is a principal officer and which relates to the Bank’s Marion branch office incorporated herein by reference to Exhibit 10.4 to the Form 10-K filed with the FDIC on March 15, 2007.

Exhibit (10)(v)	Employment Agreement with Gregory L. Gibson, incorporated herein by reference to Exhibit 10.1 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(vi)	Employment Agreement with Vincent K. Rees, incorporated herein by reference to Exhibit 10.2 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(vii)	Employment Agreement with B. Lee Beason, incorporated herein by reference to Exhibit 10.3 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(viii)	Employment Agreement with Peggy H. Denny, incorporated herein by reference to Exhibit 10.4 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(ix)	Employment Agreement with Kirk P. Robinson, incorporated herein by reference to Exhibit 10.5 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(x)	Endorsement Split Dollar Agreement with Gregory L. Gibson, incorporated herein by reference to Exhibit 10.6 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(xi)	Endorsement Split Dollar Agreement with Vincent K. Rees, incorporated herein by reference to Exhibit 10.7 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(xii)	Endorsement Split Dollar Agreement with B. Lee Beason, incorporated herein by reference to Exhibit 10.8 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(xiii)	Endorsement Split Dollar Agreement with Peggy H. Denny, incorporated herein by reference to Exhibit 10.9 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit (10)(xiv)	Endorsement Split Dollar Agreement with Kirk P. Robinson, incorporated herein by reference to Exhibit 10.10 to the Form 8-K filed with the FDIC on December 20, 2007.

Exhibit 31.1:	Rule 13a-14(a)/15d-14(a) Certification by Chief Executive Officer

Exhibit 31.2:	Rule 13a-14(a)/15d-14(a) Certification by Principal Accounting Officer

Exhibit 32:	Section 1350 Certifications

Exhibit 99.1:	Definitive Proxy Statement to be filed with the FDIC in conjunction with our 2008 Shareholders’ Meeting

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Gregory L. Gibson, certify that:

1.	I have reviewed this annual report on Form 10-K of Mountain 1st Bank & Trust Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Gregory L. Gibson
Gregory L. Gibson
Chief Executive Officer
March 14, 2008

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Mary Dopko, certify that:

1.	I have reviewed this annual report on Form 10-K of Mountain 1st Bank & Trust Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Mary Dopko
Mary Dopko
Controller and Principal Accounting Officer
March 14, 2008

Exhibit 32

CERTIFICATION PURSUANT TO

17 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 10-K of Mountain 1st Bank & Trust Bank (the “Bank”) for the period ended December 31, 2007, as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), Gregory L. Gibson, as Chief Executive Officer of the Bank, and Mary Dopko, as Controller and Principal Accounting Officer of the Bank, each hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

/s/ Gregory L. Gibson
Gregory L. Gibson
Chief Executive Officer
March 14, 2008

/s/ Mary Dopko
Mary Dopko
Controller and Principal Accounting Officer
March 14, 2008

This certification accompanies the Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Bank for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

A signed original of this written statement required by Section 906 has been provided to the Bank and will be retained by the Bank and furnished to the Federal Deposit Insurance Corporation or its staff upon request.

End of Filing